SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3/A
(Pre-Effective Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITADEL SECURITY SOFTWARE INC.
(Exact name of registrant as specified in charter)

DELAWARE	75-2873882
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

TWO LINCOLN CENTRE, SUITE 1600, 5420 LBJ FREEWAY
DALLAS, TEXAS 75240
(214) 520-9292
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven B. Solomon, Chief Executive Officer
Citadel Security Software Inc.
Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway
Dallas, Texas 75240
(214) 520-9292
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David A. Wood, Esq.
Wood & Sartain, LLP
12655 North Central Expressway, Suite 325
Dallas, Texas 75243
(972) 458-0300
(972) 701-0302 (FAX)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Aggregate Price per Unit			Proposed Maximum Aggregate Offering Price	Proposed Maximum Amount of Registration Fee

Common Stock, par value $0.01 per share	110,000			$0.79	(4)	$86,900	$10.23

Common Stock, par value $0.01 per share, issuable upon conversion of Series B Convertible Preferred Stock	4,516,129	(2)		$1.55	(5)	$7,000,000	$823.90

Common Stock, par value $0.01 per Share, issuable upon exercise of warrants	2,834,383	(3)		$1.76	(6)	$4,993,598	$587.75

Total	7,460,512	(5)	$			$12,080,498	$1421.88	*

* Previously paid.
(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Includes 4,516,129 shares of common stock issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock.

(3) Includes 27,931 shares of common stock issuable on exercise of warrants held by Comerica Incorporated, 1,806,452 shares of common stock issuable upon exercise of warrants issued to the holders of our Series B Convertible Preferred Stock and 1,000,000 shares of common stock issuable upon exercise of warrants issued to the holder of our Series A Convertible Preferred Stock on May 9, 2005 in exchange for warrants issued on February 10, 2004.

(4) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee. The price shown is the average of the high and low price of the Common Stock on June 7, 2005, as reported by The Nasdsq SmallCap Market.

(5) Estimated based on the conversion price of the Series B Convertible Preferred Shares in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

(6) Estimated based on the exercise price of (i) 9,881 warrants at $5.06 per share (ii) 18,050 warrants at $1.79 per share, (iii) 1,806,452 warrants at $1.75 per share and (iv) 1,000,000 warrants at $1.75 per share, in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED August 1, 2005

PROSPECTUS

7,460,512 SHARES

Citadel Security Software Inc.

COMMON STOCK

This prospectus relates to the resale of 7,460,512 shares of common stock, par value $.01 per share of Citadel Security Software Inc. We are registering these shares on behalf of selling stockholders named in this prospectus to be offered and sold by them from time to time. The selling stockholders will receive all of the proceeds from any sales of common stock. Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $4,993,598.

Our common stock is traded on Nasdaq SmallCap Market under the symbol “CDSS”. On July 29, 2005, the closing price of the common stock was $0.87.
We have filed another registration statement relating to the resale by the selling stockholders named in that registration statement of an additional 4,200,000 shares of our common stock issuable upon conversion of shares of preferred stock and exercise of warrants (SEC File No. 333-113922).

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________ __, 2005

PROSPECTUS SUMMARY

You should read this summary together with the entire Prospectus, including the more detailed information in our financial statements and accompanying notes incorporated by reference in this Prospectus.

We provide enterprise vulnerability management and policy compliance and enforcement solutions that enable organizations to reduce the risk associated with vulnerabilities in computer and network systems. With our solutions, public and private enterprises are able to realize cost and process efficiencies, proactively manage the latest threats and vulnerabilities and demonstrate compliance with corporate mandates or government legislation. Vulnerabilities are one of the fastest growing threats to enterprise network security, and since our inception in 1996, we have been developing software products and services to mitigate the risk of security vulnerabilities. Today, Citadel is a leader in enterprise vulnerability management solutions, helping enterprises effectively neutralize security vulnerabilities through automated vulnerability remediation (AVR) technology.

Citadel recognizes the importance of providing a platform built for the purpose of enterprise vulnerability management. Our solutions provide capabilities to secure the enterprise and focus on the needs of both security and information technology (“IT”) operations professionals. Our team of security professionals provides up-to-date vulnerability intelligence and has created the world’s largest library of vulnerability remedies, exceeding 20,000 as of March 2005. Citadel provides advanced software solutions that address the growing security concerns of enterprises. Our products include Hercules AVR, ConnectGuard, AssetGuard, SecurePC and NetOFF.

With Citadel’s advanced AVR technology, enterprises now have a powerful, secure and automated patch management and vulnerability remediation solution. Citadel’s suite of vulnerability management solutions enables organizations to proactively protect against vulnerabilities, saving valuable time and money, while mitigating risk and complying with corporate and government mandates.

Our vision is to change the future of securing computing devices in enterprise environments. Our mission is to be a global leader in enterprise vulnerability management software and to continually develop innovative solutions to secure IT networks. It is our goal to ensure the continuity of business and the availability of technology by eliminating the impact of security threats.

We are driven to provide the highest level of customer satisfaction. By executing all aspects of our business, including development, quality assurance, support, marketing, professional services and sales with passion and dedication, we will continue to earn the trust and confidence of our customers and the business and government communities at large.

Citadel's security software business was formed in 1996 as the result of the acquisition of several technology businesses operated by a business incubator from 1996 through May 17, 2002 at which time Citadel was spun out from its former parent as a stand alone company. Citadel is listed on the NASDAQ SmallCap Market and trades under the symbol CDSS.

We are a Delaware corporation. Our principal offices are located at Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (214) 520-9292. Our website is www.citadel.com. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Prospectus.

This prospectus relates to the resale of 7,460,512 shares of our common stock, par value $.01 per share. We are registering these shares on behalf of selling stockholders named in this prospectus to be offered and sold by them from time to time. The selling stockholders will receive all of the proceeds from any sales of common stock. Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $4,993,598. These funds would be used for general corporate purposes.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “expects,” “projects,” or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors.”

In addition, from time to time, Citadel or its representatives may make forward-looking statements orally or in writing. Furthermore, forward-looking statements may be included in Citadel's filings with the Securities and Exchange Commission or press releases or oral statements made by or with the approval of one of their executive officers. For each of these forward-looking statements, Citadel claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or Citadel's future performance, including but not limited to:

●	possible or assumed future results of operations;

●	future revenue and earnings; and

●	business and growth strategies.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to Citadel: (1) the uncertainty of general business and economic conditions, including the potential for a slowdown in business and governmental expenditures on information technology and software; (2) the impact of competition, both expected and unexpected; (3) adverse developments, outcomes and expenses in legal proceedings; (4) the risk that underlying assumptions or expectations related to the spin-off from our former parent company prove to be inaccurate or unrealized; (5) the company's inability to realize the anticipated benefits of strategic and operational initiatives related to increased productivity, new product development, technological advances, and the achievement of sales growth across the business segments; and (6) those described under Risk Factors.

Forward-looking statements are only predictions and speak only as of the date they are made. Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking events discussed in or incorporated by reference in this prospectus and other statements made from time to time by Citadel or its representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about Citadel. Except for our ongoing obligations to disclose material information as required by the federal securities laws, Citadel is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus and in other statements made from time to time by Citadel or its representatives might not occur.

“Citadel,” the “Company,” “we,” “us,” and “our” refer to Citadel Security Software Inc. Hercules®, AssetGuard™, ConnectGuard™, Secure PC™ and NetOFF™ are trademarks or registered trademarks of Citadel Security Software Inc. Other trademarks that may be mentioned in this Prospectus are intellectual property of their respective owners.

RISK FACTORS

Investing in our securities has a high degree of risk. Before you invest in our securities, you should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

You should carefully consider each of the following risk factors and all of the other information in this Prospectus, our Annual Report on Form 10-KSB for the years ended December 31, 2004 and 2003, our quarterly reports on Form 10-QSB and 10-Q and our Proxy Statements. The risks and uncertainties described below are not the only ones Citadel will face. Additional risks and uncertainties not presently known to Citadel or that it currently believes to be immaterial may also adversely affect Citadel's business.

If any of the following risks and uncertainties develops into actual events, the business, financial condition or results of operations of Citadel could be materially adversely affected. If that happens, the trading prices of our shares of common stock could decline significantly.

The risk factors below contain forward-looking statements. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements above.

We have a history of net losses and may need or decide to seek additional financing to fund operations.

At March 31, 2005, we had cash and cash equivalents of $4,530,418 and stockholders equity of $5,632,159. On May 9, 2005, we entered into agreements with Satellite Asset Management (“Satellite”) related to a private placement for up to $11 million, consisting of up to 11,000 shares of Series B Convertible Preferred Stock (the “Series B Shares”), convertible into approximately 7.1 million shares of our common stock at the initial conversion price of $1.55, and Warrants (“Warrants”) to purchase approximately 2.8 million shares of our common stock at an initial exercise price of $1.75 per share, in a private placement to accredited investors under Regulation D of the Securities Act of 1933, as amended. In addition, we and Satellite entered into an Exchange Agreement where we agreed to exchange warrants to purchase 1.2 million shares of our common stock issued to Satellite in connection with the sale of Series A Convertible Preferred Stock with an exercise price of $5.15 per shares for new warrants (the “Exchange Warrants”) to purchase up to 1.2 million shares of our common stock at an initial exercise price of $1.75 per share.

On May 9, 2005, we closed the first tranche of the private placement for $7 million of Series B Shares (convertible into approximately 4.5 million shares of our common stock at the initial conversion price) and Warrants to purchase approximately 1.8 million shares of our common stock. In addition, 1 million shares of the Exchange Warrants were issued and are immediately exercisable.
We have a put option to sell up to an additional $4 million of Series B Shares (convertible into approximately 2.6 million common shares) and warrants to purchase approximately 1 million shares of common stock at an exercise price of $1.75 per share, upon satisfaction of certain milestones, including shareholder approval, which we received at our annual meeting held in July 2005. Following shareholder approval, the remaining 200,000 shares under the Exchange Warrants are exercisable. In the event Citadel determines not to, or is unable to exercise the put option, Citadel will issue the 1 million warrants to the investor. The proceeds from the preferred stock financing are expected to be used for working capital and general corporate purposes.
We believe that cash generated from the May 2005 preferred stock financing, our existing cash balances and cash equivalents along with the cash balances expected to be generated from the execution of our 2005 operating plan will be sufficient to meet our cash requirements for the next twelve months. We have had a history of annual operating losses and have reported a net loss to common shareholders in the three months ended March 31, 2005 of approximately $5 million. If the operating losses continue, we may be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support product development initiatives and expansion of sales and marketing, the timing of introductions of new products, enhancements to existing products, and the general market acceptance of our products. We cannot assure you that additional equity or debt financing will be available to us at the time we require the financing or available on acceptable terms. The terms of our preferred stock and bank loans may also make it more difficult for us to raise additional funds if needed. In the event we are required to seek additional capital, our shareholders may be diluted and any additional financing may have a material adverse effect on our results of operations and share price. Our sources of liquidity beyond twelve months, in our opinion, will be our then current cash balances, funds from operations, debt or equity financings and any credit facilities we may arrange.

Our operating results may be adversely affected by the uncertain geopolitical environment, and unfavorable economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general slowdown in information and technology and software spending and may continue to adversely impact our business, resulting in:

•	Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;

•	Increased price competition for our products; and

•	Higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If the economic and market conditions in the United States do not improve, or deteriorate further, we may continue to experience material adverse impacts on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

Citadel stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option exercises.

If future operations or acquisitions are financed through the issuance of equity securities, Citadel stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. The shares of Series B preferred stock and warrants issued, and which maybe issued, may also result in dilution to our stockholders.

We have granted options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. Options to purchase 8,940,665 shares of common stock and warrants to issue 1,452,931 shares of common stock were outstanding as of March 31, 2005. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

Our convertible preferred stock and debt facilities may adversely impact us and our common stockholders or have a material adverse effect on us.

We have issued shares of Series A Convertible Preferred Stock (the “Series A Preferred”), the terms of which may have a material adverse effect on Citadel and its financial condition and results of operations. The Series A Preferred has a liquidation preference in the amount of $15 million plus accrued and unpaid dividends, which must be paid before common stockholders would receive funds in the event of a liquidation of Citadel, including some changes of control. In addition, Citadel is required to redeem the shares of Series A Preferred in certain circumstances, including Citadel’s failure to deliver shares of common stock to the holder of the Series A Preferred in connection with the conversion of the shares of Series A Preferred or a change in control of Citadel. Citadel has also agreed not to issue securities senior to or on a par with the Series A Preferred (other than the Comerica Bank credit facilities) while the Series A Preferred is outstanding, which could materially and adversely affect the ability of Citadel to raise funds necessary to continue its business.
We have issued shares of Series B Convertible Preferred Stock (the “Series B Preferred”), the terms of which may have a material adverse effect on Citadel and its financial condition and results of operations. The Series B Preferred has an initial liquidation preference in the amount of $7 million, and, if the Company sells an additional $4 million worth of Series B Preferred, the liquidation preference will be $11 million. Citadel is required to redeem the shares of Series B Preferred for 101% of the liquidation preference in certain circumstances, including if there is a material breach by Citadel of any of its representations, warranties, covenants or agreements in the Series B transaction documents or if there is a liquidation of the Company. If there is a change of control, of Citadel, we may be required to redeem the Series B Preferred at 120% of the liquidation preference for such shares. The Series B Preferred shares will mature on May 9, 2008, at which time Citadel will be obligated to pay to the holders of such shares the aggregate liquidation preference. The Series B shares have a “full ratchet” anti-dilution provision if we issue shares below the conversion price of the Series B Preferred, initially $1.55 per share, which could materially and adversely affect the ability of Citadel to raise funds necessary to continue its business or cause significant dilution to the holders of common stock, causing our share price to decline. Citadel has also agreed not to issue securities senior to or on a par with the Series B Preferred while the Series B Preferred is outstanding, which could materially and adversely affect the ability of Citadel to raise funds necessary to continue its business.

The loans from Comerica Bank required us to grant a security interest in all of our assets, including intellectual property, to Comerica Bank, and in the event of a default by Citadel under the Comerica loan documents, Comerica could foreclose on the loans and acquire all of our assets. The loan also provides that the indebtedness has priority on any liquidation over the shares of our common stock, and limits our ability to pay dividends on our common stock. These terms and conditions could have a material adverse effect on Citadel and its financial condition and results of operations.

If Citadel is required to raise additional funds to continue its business, there is no guarantee that Citadel will be able to raise additional funds on favorable terms or at all.

We have a limited operating history as an independent public company and we have been and may continue to be unable to operate profitably as a standalone company.

Citadel has a limited operating history as an independent public company since May 2002. Prior to May 2002, since the businesses that comprise each of Citadel and its former parent company were combined under one holding company, they were able to rely, to some degree, on the earnings, assets, and cash flow of each other for capital requirements. Following May 2002, Citadel has relied solely on its security software business for such requirements. The security software business has operated at a loss in the past for Citadel's former parent company and for Citadel following May 2002, and there can be no assurance that such losses will not continue or increase.

Our earnings and stock price are subject to significant fluctuations.

Our earnings and stock price have been and may continue to be subject to significant volatility, particularly on a quarterly basis. We have stated previously and continue to state that quarterly revenue is difficult to forecast. We have previously experienced shortfalls in revenue and earnings from levels expected by investors and analysts, which have had an immediate and significant adverse effect on the trading price of our common stock and has resulted in shareholder litigation. This may occur again in the future.

If we lose the services of any of our key personnel, including our chief executive officer or our directors, our business may suffer.

We are dependent on our key officers, including Steven B. Solomon, our Chairman and Chief Executive Officer, our directors, and our key employees in our finance, technology, sales and marketing operations. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

Members of our board of directors and management may have intercompany conflicts of interest after our spin-off.
Members of the board of directors and management of Citadel own shares of both Citadel and CT Holdings common stock after our spin-off from our former parent company because of their prior relationship and, in some cases, continuing relationships as directors or executive officers with CT Holdings. In addition, following the spin-off, three of the five directors of Citadel are also directors of CT Holdings, and the Chief Executive Officer and Chief Financial Officer of Citadel also continue to serve as Chief Executive Officer and Chief Financial Officer of CT Holdings. These relationships could create, or appear to create, potential conflicts of interest when Citadel's directors and management are faced with decisions that could have different implications for Citadel and CT Holdings. Examples of these types of decisions might include the resolution of disputes arising out of the agreements governing the relationship between CT Holdings and Citadel following the spin-off. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of Citadel following the spin-off.

Our industry is characterized by rapid technological change and we will need to adapt our development to these changes.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

Introduction of new operating systems may cause significant fluctuations in our financial results and stock price.

If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the new operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. Additionally, as hardware vendors incorporate additional server-based network management and security tools into network operating systems, the demand may decrease for some of our products, including those currently under development.

The trend toward consolidation in our industry may impede our ability to compete effectively.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

We face intense price-based competition for licensing of our products.

Price competition is often intense in the software market, especially for security software products. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced revenue and/or profit margins.

We must effectively adapt to changes in the dynamic technological environment of the Internet in a timely manner.

Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. If we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected.

Product returns may negatively affect our revenue.

A customer may return a product under very limited circumstances during the first thirty to ninety days from shipment for a replacement if the media is damaged or for a full refund if the software does not perform in accordance with written specifications. Accordingly, the Company records a provision for returns against license revenue in the same period the revenue is recognized. The provision is estimated based on historical product returns and other known data as well as market and economic conditions. An allowance for returns, allowances and bad debts of $209,000 has been recorded at March 31, 2005. In the future, this estimate may fluctuate from period to period due to factors including but not limited to the value of actual returns, the average dollar value of licenses granted in the period and the relative product revenue volume for the period. In addition, future returns could exceed the reserves we have established, which could have a material adverse effect on our operating results.

Current reseller agreements generally do not provide for a contractual right of return, future price concessions, or minimum purchase commitments. Payment is not contingent upon the reseller’s future licensing of products. Revenue generated from products licensed through various marketing channels where the right of return might expressly or implicitly exist is reduced by reserves for estimated product returns. Such reserves are estimates developed by management based on returns history and current economic and market trends. Management determined that no reserve for returns from resellers was required at March 31, 2005. However, future returns could exceed the reserves we have established, which could have a material adverse effect on our operating results.

Our increased use of site licenses may increase fluctuations in our financial results and could affect our business.

We are increasingly emphasizing licenses to corporations and small businesses through volume licensing agreements. These licensing arrangements tend to involve a longer sales cycle than other distribution channels, require greater investment of resources in establishing the enterprise relationship and can sometimes result in lower operating margins. The timing of the execution of volume licenses, or their non-renewal or renegotiation by large customers, could cause our results of operations to vary significantly from quarter to quarter and could have a material adverse impact on our results of operations. In addition, if the corporate marketplace grows and becomes a larger component of the overall marketplace, we may not be successful in expanding our corporate segment to take advantage of this growth.

Changes made to our sales organization and sales strategy could adversely affect our future revenues.

Prior to January 2004 our sales organization was centrally managed from our Dallas headquarters. Since January 2004, we have created three geographic sales regions focused on the commercial market and a public sector sales organization focused on the government agencies. We have employed experienced and enterprise skilled sales managers to manage these sales regions and public sector sales organization. Each of these managers has employed experienced sales account executives and assigned sales territories, responsibilities and quotas to these sales account executives. We expect that these sales account executives will seek sales opportunities in large enterprises consisting of Fortune 2000 companies and large government agencies with large geographically disbursed networks.

Prior to January 2004 this sales organization and strategy had not been executed by us. Sales cycles are expected to be longer than previously experienced, less predictable and we may not be successful in closing sales quickly or in a regular or consistent manner from quarter-to-quarter or year-to-year. Our dependence upon large enterprise sales may cause fluctuations in revenue from quarter-to-quarter or year-to-year.

In addition, our revenue has been highly dependent upon revenue derived from the federal government and more specifically the Department of Veteran Affairs and the Department of Defense. We expect that our revenue mix for the foreseeable future to be weighted toward the federal government customers where we have been engaged in the sales cycle for many months. We anticipate that the percentage of our revenue derived from commercial enterprises will increase gradually over time as our commercial sales executives reach the end of the long sales cycles in accounts in the commercial sector. However there can be no assurance that our sales executives will be successful in the near term or in the quarters or years in which we expect to realize the sales.

Therefore any one customer, or groups of customers, in the same industry segment could become a material component of revenue in any future quarter or year. There can be no assurance that the historical distribution of revenue by industry segment or customer is representative of future revenue projections and we expect that our revenue by industry segment and customer will vary dynamically from period to period. In addition, the concentration of revenue in one industry or customer is largely dependent upon factors outside of our control including, but not limited to, the customer's information technology budgets and spending availability, the general economic and political environment, or the complexity of the customer's purchasing process, such as in the federal government. Due to the concentration of our sales, delays in licensing of our products by one or more large customers or potential customers would have a material adverse effect on our results of operations and financial condition.

Our financial forecasts may not be achieved, including due to the unpredictability of end-of-period buying patterns, which could make our stock price more volatile.

We do not maintain significant levels of backlog. License fee revenue in any quarter is dependent, in significant part, on contracts entered into or orders booked and shipped in that quarter. The risk of quarterly fluctuations is increased by the fact that a significant portion of our quarterly net revenue has historically been generated during the last month of each fiscal quarter. Many enterprise customers negotiate site licenses near the end of each quarter. Due to these end-of-period buying patterns, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us.

In addition, fluctuations may be caused by a number of other factors, including:

•	the timing and volume of customer orders and customer cancellations;

•	a change in our revenue mix of products and services and a resulting change in the gross margins;

•	the timing and amount of our expenses;

•	the introduction of competitive products by existing or new competitors;

•	reduced demand for any given product;

•	quarterly seasonality of customer buying patterns due to holidays and vacation patterns; and

•	the market’s transition between operating systems.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices, at later times, or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease and may result in shareholder lawsuits.

We face risks associated with governmental contracting.

Our customers include agencies of the U.S. government and other U.S., state and local governments or agencies. Government agencies present us with processes that are unique to these organizations including procurement, budgetary constraints and cycles, contract modifications and cancellations, government audits and security clearances.

Contracting with public sector customers is highly competitive and can be expensive and time-consuming, often requiring that we incur significant upfront time and expense without any assurance that we will win a contract. Public sector customers may also change the way they procure new contracts and may adopt new rules or regulations governing contract procurement, including required competitive bidding or use of “open source” products, where available. Demand and payment for our products and services are impacted by public sector budgetary cycles and funding availability, with funding reductions or delays adversely impacting public sector demand for our products and services.

Public sector customers often have contractual or other legal rights to terminate current contracts for convenience or due to a default. If a contract is cancelled for convenience, which can occur if the customer’s product needs change, we may only be able to collect for products and services delivered prior to termination. If a contract is cancelled because of default, we may only be able to collect for products and services delivered, and we may be forced to pay any costs incurred by the customer for procuring alternative products and services. The U.S. government may also terminate contracts with us if we come under foreign government control or influence, require that we disclose our pricing data during the course of negotiations, ban us from doing business with any government entity and require us to prevent access to classified data.

U.S. government and other state and local agencies routinely investigate and audit government contractors’ administrative processes. They may audit our performance and pricing and review our compliance with applicable rules and regulations. If they find that we have improperly allocated costs, they may require us to refund those costs or may refuse to pay us for outstanding balances related to the improper allocation. An unfavorable audit could result in a reduction of revenue, and may result in civil or criminal liability if the audit uncovers improper or illegal activities.

Some agencies within the U.S. government require some or all of our personnel to obtain proper security clearance. If our key personnel are unable to obtain or retain this clearance, we may be unable to bid for or retain some government contracts.

We are highly dependent on revenue from our flagship product, Hercules.

We have historically derived the majority of our revenue from our flagship product Hercules. This product is expected to continue to account for a significant portion of our total revenue. Because of this revenue concentration, our business could be harmed by a decline in demand for, or in the price of, this product as a result of, among other factors, any change in our pricing model, maturation in the markets for this product or other risks described in this document.

The results of our research and development efforts are uncertain.

We believe that we will need to make significant research and development expenditures to remain competitive. While we perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, our resulting products may not achieve market acceptance and our products may not compete effectively with products of our competitors currently in the market or introduced in the future

The length of the product development and sales cycles are difficult to predict, which makes it difficult to predict future revenues and which may cause us to miss analysts’ estimates and result in our stock price declining.

The length of our product development and sales cycles has been and may continue to be greater than originally expected. We may experience delays in future product development or sales. These delays could have a material adverse effect on the amount and timing of future revenues. Because our licensing cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult. In addition, engineering services are dependent upon the varying level of assistance desired by licensees and, therefore, revenue from these services is also difficult to predict. We employ two methods of contract revenue accounting based upon the state of the technology licensed, the dollar magnitude of the program, and the ability to estimate work required over the contract period. We use ratable revenue recognition for mature technologies that require support after delivery of the technology. This method results in expenses associated with a particular contract to be recognized as incurred over the contract period, whereas contract fees associated with the contract are recognized ratably over the period during which the post-contract customer support is expected to be provided. We also use percentage-of-completion accounting for contracts that may require significant development and support over the contract term. There can be no assurance that we can accurately estimate the amount of resources required to complete projects, or that we will have, or be able to expend, sufficient resources required to complete a project. Furthermore, there can be no assurance that the product development schedule for these projects will not be changed or delayed. All of these factors make it difficult to predict future licensing revenue that may result in us missing analysts’ estimates and causing our stock price to decline.

Our efforts to develop and introduce Hercules as part of an appliance to the market is unproven and may not be successful and our future revenue and operating results could be adversely affected.

We have announced the introduction of the Hercules Security-On-Demand appliance which is expected to be released for general availability in the second quarter of 2005. Because of our limited experience with the manufacturing of appliances, our efforts to develop and sell appliances may not be as successful as we anticipate. In addition, we expect that the gross margins generated from the revenue from our appliance will be lower than the gross margins generated from our software products. Our appliance solution may not achieve market acceptance and may not be able to compete with solutions either currently in the market or introduced in the future. In addition, we will sell the appliance under a new usage based pricing model which is largely untested in the software industry and may not be accepted by customers. We may also sell the appliance solution through channels in which we have only limited experience. If we are unable to achieve market acceptance of the appliance and new pricing and sales models or compete effectively with solutions of our competitors, our future net revenues and operating results could be adversely affected.

We will rely on a third party to manufacture our appliance hardware product. Reliance on third-party manufacturers, involves a number of risks, including the lack of control over the manufacturing process and the potential absence or unavailability of adequate capacity. If our third party manufacturer cannot or will not manufacture our appliance in required volumes on a cost-effective basis, in a timely manner, or at all, we will have to secure additional manufacturing capacity. Even if this additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could cause interruptions in appliance shipments. The unexpected loss of this third party manufacturer would be disruptive to our business.

If the carrying value of our long-lived assets is not recoverable, an impairment loss must be recognized which would adversely affect our financial results.

We evaluate our long-lived assets, including property and equipment and capitalized software development costs whenever events or circumstances occur, which indicate that these assets might be impaired. Capitalized software development costs are evaluated annually for impairment in the fourth quarter of each fiscal year, regardless of events and circumstances. We will continue to evaluate the recoverability of the carrying amount of our long-lived assets, and we may incur substantial impairment charges, which could adversely affect our financial results.

We must manage and restructure our operations effectively.

We continually evaluate our product and corporate strategy. We have in the past undertaken and will in the future undertake organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

We must attract and retain personnel while competition for personnel in our industry is intense.

We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing and technical personnel. Competition in recruiting personnel in the software industry is intense. To accomplish our objectives, we believe that we must provide personnel with a competitive compensation package, including stock options which may require ongoing stockholder approval.

Our software may be subject to defects and product liability.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. We have not experienced any material adverse effects resulting from any of these defects or errors to date and we test our products prior to release. Nonetheless, defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

Our software products and web site may be subject to intentional disruption.

While we have not been the target of software viruses or other attacks specifically designed to impede the performance of our products or disrupt our website, such viruses or other attacks could be created and deployed against our products or website in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our website from time to time. A hacker who penetrates our network or website could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

Increased customer demands on our technical support services may adversely affect our financial results.

We may be unable to respond quickly enough to short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. Further customer demand for these services, without corresponding revenue could increase costs and adversely affect our operating results.

We rely on third party technologies.

Our software products are designed to run on multiple operating systems and integrate with security products from other vendors. Although we believe that the target operating systems and products are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected. Further, the determination by any of the companies which offer scanners not to permit us to support their scanners, could have a material adverse effect on our financial condition or results of operations.

In addition, some of our products incorporate licensed software. We must be able to obtain reasonably priced licenses and successfully integrate this software with our technologies. In addition, some of our products may include “open source” software. Our ability to commercialize products or technologies incorporating open source software may be restricted because, among other reasons, open source license terms may be ambiguous and may result in unanticipated obligations regarding our products.

We rely on outside research organizations and scanning vendors.

With respect to security vulnerability research, we monitor various security intelligence websites, Internet Relay Chat, or IRC channels and alerts from our scanning partners for the identification of new vulnerabilities and exploits and we have contracted with iDefense to provide updated vulnerability research data in addition to our own research efforts. Our own research team uses publicly available research to find information on vulnerabilities and their attributes. There can be no assurance that iDefense or the publicly available sites will continue to operate as a going concern and that the data they provide will be delivered without interruption. We have established business relationships with scanning vendors. Hercules is interoperable with their scanning tools and although not required for Hercules to remediate vulnerabilities, Hercules imports the scan data results from those scanning tools to perform remediation. The termination of one or more of the scanning vendor relationships with us could have a material adverse effect on our results of operations.

We face aggressive competition in many areas of our business, and our business will be harmed if we fail to compete effectively.

We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. The market in which we compete is influenced by the strategic direction of major computer hardware manufacturers and operating system software providers. Our competitiveness depends on our ability to enhance existing products and to offer successful new products on a timely basis. We have limited resources and must restrict product development efforts to a relatively small number of projects.

Our management team is new and its working relationships are untested.

We have only recently assembled our management team. Some members of our management team have worked with each other in the past, although we cannot assess at this time the effectiveness of their working relationships and may be required to make changes in the management team to achieve our objectives.

We rely on intellectual property and proprietary rights.

We regard our software as proprietary and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. However, we do not employ technology to prevent copying of our products. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently.

We do not have any patents or currently registered copyrights on any of our proprietary technology that we believe to be material to our future success. Although we have filed five currently pending utility patent application in the United States and one related currently pending Patent Cooperation Treaty patent application which has been the basis for eleven currently pending foreign applications with respect to some of our business applications and intellectual property rights related to our Hercules software, we have been issued no patents and we cannot assure you that any will be issued. Our future patents, if any, may be successfully challenged and may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims.

In selling our products, we have in the past relied primarily on shrink wrap licenses that are not signed by licensees, and, therefore, such licenses may be unenforceable under the laws of some jurisdictions. In addition, existing copyright laws afford limited practical protection. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States.

Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We do not own any U.S. or foreign patents or registered intellectual property except our registered copyright in the code for our Hercules Software and our United States registered trademark for the mark Hercules in Class 9. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees will provide meaningful protection of our proprietary information, in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

We are involved in litigation, and may become involved in future litigation, which may result in substantial expense and may divert our attention from the implementation of our business strategy.

We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

In addition, we may be sued by third parties who claim that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in technology patents involve complex legal and factual questions for which important legal principles are unresolved. While we are not aware of any basis for such claims and are not currently party to any material lawsuits, any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

•	cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;
•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and
•	redesign our products, which would be costly and time-consuming.

In January, February and March 2005, seven virtually identical lawsuits were filed against Citadel, Steven B. Solomon, our Chief Executive Officer and a Director, and Richard Connelly, our Chief Financial Officer. These suits have been consolidated in one action styled Ruth R. Lentz v. Citadel Security Software, Inc., et al., Civil Action No. 3:05-CV-0100-D, in the United States District Court for the Northern District of Texas. Each case was filed on behalf of a putative class of persons and/or entities who purchased our securities between February 12, 2004 and December 16, 2004, inclusive. The suits seek recovery of unspecified damages under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The suits were filed after our announcement on December 17, 2004 that our projection of revenue and earnings for the full year 2004 would be less than previously projected. On May 25, 2005, the court appointed a lead plaintiff and approved plaintiff's selection of lead counsel. On June 20, 2005, the Court entered a scheduling order with deadlines for the lead plaintiff to file a consolidated complaint by August 12, 2005, and for the defendants to file a motion to dismiss within sixty (60) days thereafter. We believe these suits are without merit and intend to vigorously defend them. Discovery has not yet commenced, and no trial date has been set. These lawsuits could be time-consuming and costly and could divert the attention of our management personnel.

On April 1, 2005, a shareholder derivative suit styled Harry Brantley, derivatively on behalf of Citadel Security Software Inc. v. Steven B. Solomon, Richard Connelly, Chris A. Economou, John Leide and Joe M. Allbaugh, Cause No. 05-03117-L, was filed in the 193rd State District Court in Dallas County, Texas on behalf of Citadel against certain of the Company’s officers and directors: Steven B. Solomon, the Chief Executive Officer and a Director of the Company; Richard Connelly, the Company’s Chief Financial Officer; and Chris A. Economou, John Leide and Joe M. Allbaugh, Directors of the Company. The suit also names the Company as a nominal defendant. Based on allegations substantially similar to the federal securities action, the suit asserts claims for the defendants’ alleged violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment that allegedly occurred during the same period of time at issue in the federal securities action. The suit seeks the recovery of damages, fees, costs, equitable and/or injunctive remedies, and disgorgement of all profits, benefits and other compensation. On July 5, 2005, the Court entered an order staying and administratively closing this case subject to being reopened upon the motion of any party. The ultimate outcome is not currently predictable.

On April 28, 2005, a shareholder derivative suit styled Hans J. Baier, derivatively on behalf of Nominal Defendant, Citadel Security Software Inc., v. Steven B. Solomon, Richard Connelly and Chris Economou, Civil Action No. 3-05CV-0846-D, was filed in United States District Court for the Northern District of Texas, Dallas Division, against certain of the Company’s officers and directors: Steven B. Solomon, the Chief Executive Officer and a Director of the Company, Richard Connelly, the Company’s Chief Financial Officer and Chris Economou, a Director of the Company. The suit also names the Company as a nominal defendant. On May 5, 2005, the court consolidated this suit with the federal securities action. Based on allegations substantially similar to the federal securities action, the suit asserts claims for the defendants’ alleged violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment for the same period of time at issue in the federal securities action. The suit also purports to assert a claim against Steven B. Solomon and Richard Connelly pursuant to a federal statute for reimbursement of bonuses, profits and compensation. The suit seeks the recovery of damages, fees, costs, equitable and/or injunctive remedies, and disgorgement of all profits, benefits and other compensation. The ultimate outcome is not currently predictable.

On April 8, 2005, Meyers Associates, L.P. f/k/a Roan/Meyers Associates, L.P. and f/k/a Janssen-Meyers Associates, L.P. (“Meyers”) filed a lawsuit in the Court of Chancery of the State of Delaware, in New Castle County, against the Company, CT Holdings, Inc. f/k/a Citadel Technology, Inc. and f/k/a Citadel Computer Systems, Inc. (“CT Holdings”) and certain current and former officers and directors of the Company and/or CT Holdings, including Steven B. Solomon, the Chief Executive and a Director of the Company, Chris A. Economou, a Director of the Company, Lawrence Lacerte, a former Director of the Company, and Phillip J. Romano, a former Director of the Company (the “Individual Defendants”). The suit alleges that in connection with an action filed in the Supreme Court of New York, New York County, to enforce a Settlement Term Sheet executed on July 7, 2000 by Meyers and CT Holdings, Meyers was awarded a judgment against CT Holdings in the amount of $3 million plus interest on the judgment at the rate of 9% from October 31, 2000 until the date of entry of that judgment and thereafter at the statutory rate (the “Judgment”). CT Holdings has appealed the Judgment and that appeal is pending. The suit alleges that CT Holdings’ May 2002 spin-off of its interests in Citadel to CT Holdings’ shareholders rendered CT Holdings insolvent and constituted a fraudulent conveyance to defraud CT Holdings’ creditors, including Meyers. The suit asserts fraudulent conveyance claims against Citadel and CT Holdings pursuant to Delaware statutory and common law. The suit also asserts a claim against Citadel for successor liability as the alleged successor in interest or alter ego of CT Holdings. The suit alleges that the Individual Defendants who were officers and/or directors of CT Holdings at the time of the spin-off breached fiduciary duties allegedly owed to creditors of CT Holdings, including Meyers, by approving and allowing the spin-off transaction. The suit seeks to void the spin-off transaction or alternatively, to hold Citadel liable for the Judgment including interest, to recover damages against the Individual Defendants in an amount not less than the Judgment including interest, plus an unspecified amount of punitive, consequential and incidental damages, as well as attorneys’ fees and costs. The Company believes that this suit is without merit and intends to vigorously defend this action. The ultimate outcome is not currently predictable.

From time to time, we may be subject to additional legal claims incidental to our business. We may suffer an unfavorable outcome as a result of one or more claims. We do not expect the final resolution of these claims to have a material adverse effect on our financial position, individually or in the aggregate. However, depending on the amount and timing of unfavorable resolutions of claims against us, or the costs of settlement or litigation, our future results of operations or cash flows could be materially adversely affected.

Our former parent company, CT Holdings, is a party to some legal proceedings, to which Citadel is not a party. If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time CT Holdings effected the spin-off of Citadel, CT Holdings or Citadel (1) was insolvent; (2) was rendered insolvent by reason of the spin-off distribution; (3) was engaged in a business or transaction for which their respective remaining assets constituted unreasonably small capital; or (4) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the spin-off distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the Citadel Shares (in whole or in part) to CT Holdings or require Citadel to fund certain liabilities for the benefit of creditors. Citadel believes that at the time of the spin-off distribution, the spin-off would not have given rise to any such claims.

Some provisions of our Certificate of Incorporation and Bylaws may discourage takeovers.

Our certificate of incorporation and bylaws contain some anti-takeover provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our certificate of incorporation and bylaws:

•	classify Citadel’s board of directors into three groups, so that stockholders elect only one-third of the board each year;

•	permit stockholders to remove directors only for cause and only by the affirmative vote of at least 80% of Citadel’s voting shares;

•	permit a special stockholders’ meeting to be called only by a majority of the board of directors;

•	do not permit stockholders to take action except at an annual or special meeting of stockholders;

•	require stockholders to give Citadel advance notice to nominate candidates for election to Citadel’s board of directors or to make stockholder proposals at a stockholders’ meeting;

•	permit Citadel’s board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine;

•	require the vote of the holders of at least 80% of Citadel’s voting shares for stockholder amendments to Citadel’s bylaws; and

•	require Citadel to redeem its outstanding shares of preferred stock at a premium to its issuance price;

•
require, for the approval of a business combination with stockholders owning 5% or more of Citadel’s voting shares, the vote of at least 50% of Citadel’s voting shares not owned by such stockholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of Citadel.

These provisions of our certificate of incorporation and bylaws, Delaware law and other measures we may adopt could discourage potential acquisition proposals and could delay or prevent a change in control of Citadel, even though holders of a majority of Citadel’s shares may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of Citadel’s board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in some tender offers, including tender offers at prices above the then-current market value of the our shares of common stock, and may also inhibit increases in the trading price of the our shares that could result from takeover attempts or speculation.

In connection with the spin-off distribution, Citadel agreed to indemnify CT Holdings for all taxes and liabilities incurred as a result of Citadel’s or an affiliate’s post-distribution action or omission contributing to an Internal Revenue Service determination that the spin-off distribution was not tax-free. Unless CT Holdings effectively rebuts the presumption that a change in control transaction involving Citadel or disposition of Citadel occurring within the four-year period beginning two years prior to the distribution date is pursuant to the same plan or series of related transactions as the distribution, the Internal Revenue Service might determine that the distribution was not tax-free, giving rise to Citadel’s indemnification obligation. These provisions of the tax disaffiliation agreement may have the effect of discouraging or preventing an acquisition of Citadel or a disposition of Citadel’s businesses, which may in turn depress the market price for our shares.

Failure to qualify as a tax-free transaction could result in substantial liability.

In May 2002 Citadel was spun out of CT Holdings in a pro rata tax free distribution to shareholders. CT Holdings and Citadel intend for the distribution to be tax-free for U.S. federal income tax purposes. Neither CT Holdings nor Citadel requested an advance ruling from the Internal Revenue Service, or any opinion of their tax advisors, as to the tax consequences of the distribution. No assurance can be given that the Internal Revenue Service or the courts will agree that the distribution was tax-free.

If the distribution does not qualify for tax-free treatment, a substantial corporate tax would be payable by the consolidated group of which CT Holdings is the common parent measured by the difference between (1) the aggregate fair market value of the Citadel shares distributed on the distribution date and (2) CT Holdings' adjusted tax basis in the distributed Citadel shares on the distribution date. The corporate level tax would be payable by CT Holdings. However, Citadel has agreed under certain circumstances to indemnify CT Holdings for all or a portion of this tax liability. This indemnification obligation, if triggered, could have a material adverse effect on the results of operations and financial position of Citadel. In addition, under the applicable treasury regulations, each member of CT Holdings' consolidated group (including Citadel) is severally liable for such tax liability. Furthermore, if the distribution does not qualify as tax-free, each CT Holdings stockholder who received Citadel shares in the distribution would be taxed as if he had received a cash dividend equal to the fair market value of his Citadel shares on the distribution date.

The results of our product development efforts are uncertain.

We believe that we will need to make significant development expenditures to remain competitive. While we perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, our resulting products may not achieve market acceptance and our products may not compete effectively with products of our competitors currently in the market or introduced in the future.

Our quarterly financial results are subject to significant fluctuations, which could cause our stock price to decrease.

We have been subject to substantial fluctuations in quarterly revenue and operating results, and these fluctuations may occur in the future. Fluctuations may be caused by a number of factors, including:

●	the timing and volume of customer orders, customer cancellations, and reductions in orders by our partners;

●	the timing and amount of our expenses;

●	the introduction of competitive products by existing or new competitors;

●	reduced demand for any given product;

●	seasonality in the end-of-period buying patterns of foreign and domestic software markets; and

●	the market's transition between operating systems.

Due to these factors, forecasts may not be achieved, either because expected revenue does not occur or because it occurs at lower prices, at later times, or on terms that are less favorable to us. In addition, these factors increase the chances that our results of operations could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease.

THE COMPANY

Citadel provides enterprise vulnerability management and policy compliance and enforcement solutions that enable organizations to reduce the risk associated with vulnerabilities in computer and network systems. With our solutions, public and private enterprises are able to realize cost and process efficiencies, proactively manage the latest threats and vulnerabilities and demonstrate compliance with corporate mandates or government legislation. Vulnerabilities are one of the fastest growing threats to enterprise network security, and since its inception in 1996, Citadel has been developing software products and services to mitigate the risk of security vulnerabilities. Today, Citadel is a leader in enterprise vulnerability management solutions, helping enterprises effectively neutralize security vulnerabilities through automated vulnerability remediation (AVR) technology.

Citadel recognizes the importance of providing a platform built for the purpose of enterprise vulnerability management. Our solutions provide capabilities to secure the enterprise and focus on the needs of both security and information technology (“IT”) operations professionals. Our team of security professionals provides up-to-date vulnerability intelligence and has created the world’s largest library of vulnerability remedies, exceeding 20,000 as of the filing date of this Prospectus. Citadel provides advanced software solutions that address the growing security concerns of enterprises. Our products include Hercules AVR, ConnectGuard, AssetGuard, SecurePC and NetOFF.

With Citadel’s advanced AVR technology, enterprises now have a powerful, secure and automated patch management and vulnerability remediation solution. Citadel’s suite of vulnerability management solutions enables organizations to proactively protect against vulnerabilities, saving valuable time and money, while mitigating risk and complying with corporate and government mandates.

Our vision is to change the future of securing computing devices in enterprise environments. Our mission is to be a global leader in enterprise vulnerability management software and to continually develop innovative solutions to secure IT networks. It is our goal to ensure the continuity of business and the availability of technology by eliminating the impact of security threats.

We are driven to provide the highest level of customer satisfaction. By executing all aspects of our business, including development, quality assurance, support, marketing, professional services and sales with passion and dedication, we will continue to earn the trust and confidence of our customers and the business and government communities at large.

Citadel's security software business was formed in 1996 as the result of the acquisition of several technology businesses operated by a business incubator from 1996 through May 17, 2002 at which time Citadel was spun out from its former parent as a stand alone company. Citadel is listed on the NASDAQ SmallCap Market and trades under the symbol CDSS. Citadel is a Delaware corporation with its headquarters in Dallas, Texas, a regional office in Washington, D.C. to support public sector operations, and local sales offices in New Jersey, Illinois, California and Michigan. Our website is located at www.citadel.com. We make available, free of charge, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and Form 10-Q and current reports on Form 8-K, and any amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 through our Investor Relations website, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The contents of our website are not incorporated into, or otherwise to be regarded as a part of, this Prospectus.

SECURITY SOFTWARE MARKET

The market for software and hardware security technology has many players and many products that secure networks systems from attack, accident or failure from outside and inside influences. We are actively engaged in the vulnerability management market and more specifically, in the “policy administration, compliance and enforcement” and “automated vulnerability remediation” segments. Our NetOFF and Secure PC products participate in the policy administration category. Hercules, ConnectGuard and AssetGuard are positioned in the heart of the vulnerability management market, specifically automated vulnerability remediation but also cross over into policy compliance and enforcement.

We believe that the market drivers that are beginning to develop are in part derived from mandates, liability concerns and security breaches. Examples of each are as follows:

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The audit community is addressing the implementation of the Sarbanes-Oxley Act and related regulations and the related liability issues. We believe that both the internal and external audit community will begin to take the position that a key part of certifying the integrity of financial statements is the examination of the IT infrastructure and accompanying security practices that are the basis of the protection of the data and systems that produce the financial statements.

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The issue of liability attached to successful compromises that may produce an adverse impact on information or data, such as theft, corruption, manipulation, or similar actions, that could result in a financial loss to investors or shareholders. We believe that some insurance companies are beginning to examine vulnerability assessment and remediation practices of their insured base during the renewal application process for various forms of liability and Internet risk insurance.

•
A renewed focus on privacy issues gaining higher public profile by the more frequent announcements of data loss or systems compromise to unauthorized access. California bill SB1386 requires that a person or business that conducts business in California, that owns or licenses computerized data that includes personal information to publicly disclose any breach of the security of the data to any resident of California whose unencrypted personal information was, or is reasonably believed to have been, acquired by an unauthorized person. Other states are proposing similar laws.

We see the security market being driven by the following prime factors:

•
Existing and potential legislation and mandates are requiring enhanced IT security in government and industry. These mandates are expected to drive organizations to look at the potential liability and potential loss created by insecure networks.

•
Vulnerabilities are growing in number, scope and breadth of device coverage; exploits of vulnerabilities by worms, viruses, backdoors and other malware are becoming more malicious in nature resulting in potentially more severe and widespread damage; and the time between the identification of a vulnerability and its exploit is shrinking from months to weeks or days.

•	Innovative automated solutions are necessary to replace manual processes and point solutions.

Our strategy is to address these market drivers with the suite of Hercules products, new product development and strategic marketing to the customers that have an identified need for vulnerability remediation.

LEGISLATION AND MANDATES

Government mandates and new legislation are driving public and private sector enterprises to improve the security of their networks. Mandates and laws affecting systems security include:

Each of these directives places an emphasis on securing systems, personal data and financial information from intentional or unintentional unauthorized access.

VULNERABILITIES

A vulnerability is any weakness in systems configuration, systems services or software code that may be exploited thereby allowing the running of a malicious code or the unauthorized access by an individual to obtain information or do damage to an organization’s computing environment. We classify vulnerabilities into five classes: unnecessary services, mis-configurations, backdoors, unsecure accounts and software defects. Vulnerabilities are proliferating rapidly in number, sophistication and scope of coverage. CERT/CC® at Carnegie Mellon University’s Software Engineering Institute (http://www.cert.org) has identified over 16,000 unique vulnerabilities since 1995 that negatively affect computer systems. Vulnerabilities are the targets of such well publicized malicious code as MyDoom, SQL Slammer, Blaster, Nimda, Code Red and Sasser. These worms look for vulnerabilities to exploit in networked systems in order to do damage.

In addition, the scope or breadth of coverage of vulnerabilities is also growing as the number of internet connected devices continues to rise. A January 2005 Internet Domain Survey published by the Internet Software Consortium (http://www.isc.org) reports that the number of named internet protocol (“IP”) addresses exceeds 317,000,000. This is up nearly 85 million IP addresses from a year earlier survey, opening up more pathways to systems that have unremediated vulnerabilities. Companies and government agencies are susceptible to more avenues of attack by more sophisticated worms and viruses and in greater numbers of attacks. According to a recent report on the CERT/CC® website, the 2004 E-Crime Watch survey conducted among security and law enforcement executives by CSO magazine in cooperation with the United States Secret Service and the Carnegie Mellon University Software Engineering Institute’s CERT® Coordination Center, shows a significant number of organizations reporting an increase in electronic crimes (e-crimes) and network, system or data intrusions. More than 40% of respondents reported an increase in e-crimes and intrusions compared to the previous year and approximately 70% reported at least one e-crime or intrusion was committed against their organization. Respondents indicated that e-crimes cost their organizations approximately $666 million in 2003. “Complete findings from the 2004 E-Crime Watch survey can be found at http://www.csoonline.com/releases/052004129  release.html.

Implement Best Practices

We believe that the risk of exploitation and the associated cost of a potential attack, can be mitigated through the implementation of best practices including proactive vulnerability management including hardening systems, implementation of security policies, frequent assessment of the security posture, automated remediation of identified vulnerabilities, and routine and frequent monitoring of compliance with the organization's predefined security policies. The best practice of proactive vulnerability management is the process of independent assessment, compliance validation, reporting of non-compliance and then an independent remediation of vulnerabilities found in computer systems and networks. We believe that these steps are the cornerstone requirements of vulnerability management capabilities. The strength of sound vulnerability management best practices is the timely remediation of the vulnerabilities and then the ongoing monitoring of compliance with established security policies. Identifying, reporting and then managing vulnerabilities in any system without proactive remediation and compliance monitoring processes leaves that system as vulnerable to attack, accident or failure, just as if no risk assessment had been performed. Also, independent assessment and independent remediation functions provide information assurance due to the separation of the two duties.

In order to ensure the highest level of security (as it relates to vulnerability remediation) with the least amount of interruption, we recommend adherence to best practices policy outlined below:

1.
Identify Devices - Administrators should use an assessment tool or network mapping software that can scan all networks (and sub-networks) to determine used TCP/IP addresses and the associated devices connected to them. Administrators should also determine which systems are most critical to prioritize and protect.

2.
Assess Vulnerabilities - This is typically performed using an independent vulnerability assessment tool. Hercules is interoperable with one, or can aggregate output data from multiple independent scanners including: FoundStone® FoundScan Engine™, Harris STAT® Scanner, ISS Internet Scanner®, ISS System Scanner®, ISS Site Protector, Microsoft® MBSA, nCircle IP360™, Nessus Scanner, netVigilance SecureScout NX, Qualys QualysGuard™ Scanner, Retina® Digital Security Scanner, Saint Corp. SAINT® Scanning Engine and Tenable NeWT.

3.
Review Vulnerabilities - Once the vulnerability assessment data has been imported into Hercules, the administrator should review the vulnerabilities and the remediation steps that Hercules will take to resolve the vulnerability prior to approving the remediation.

4.	Remediate Vulnerabilities - Once the vulnerabilities have been reviewed, each device, or group of devices, can be selected and scheduled for remediation.
5.
Proactively Manage New Vulnerabilities - Since new vulnerabilities are identified daily, and users can also re-introduce vulnerabilities into their environments, it is important to regularly assess and remediate network devices.

We encourage our customers to adopt a proactive approach to vulnerability management through the adoption of Citadel's best practices policy outlined above.

INNOVATIVE SOLUTIONS REPLACE INEFFICIENT PROCESSES

A recent report, the 2004 E-Crime Watch survey also noted that the most common technologies deployed to combat e-crimes are firewalls (used by 98% of respondents), followed by physical security systems (94%) and manual patch management (91%). Ranking the effectiveness of various technologies, firewalls were considered most effective (71%), followed by encryption of critical data in transit (63%) and encryption of critical data in storage (56%). Manual patch management, the third most common technology in use, was rated as the single least effective technology (23%). Among policies and procedures, conducting regular security audits was listed as the most effective method (51%), and recording or reviewing employee phone conversations is listed as one of the least effective (26%).  Complete findings from the 2004 E-Crime Watch survey can be found at http://www.csoonline.com/releases/052004129 release.html.

The manual patch management process was reported by the survey respondents as “the least effective technology.” Citadel’s solutions were designed and developed to go far beyond the automation of the manual patch management process and in addition to patching, address the remediation of vulnerabilities that are directly related to an organization’s security policies, often associated with the other four classes of vulnerabilities: unnecessary services, mis-configurations, backdoors, unsecure accounts, as well as patch management. Our solutions address the maintenance of an organization’s security configuration posture to proactively protect its information technology infrastructure through the implementation of best security practices.

POLICY ADMINISTRATION/COMPLIANCE

The policy administration and compliance market is a mature market with many companies including Symantec, Microsoft, RSA and Computer Associates, to name a few. This market has grown around the need for organizations to control access to desktop and system settings, thereby reducing costs associated with downtime and reconfiguration of systems, and the need to control unauthorized access, whether internal or external to the company, of confidential information thereby meeting organizational or mandated security and privacy requirements. Healthcare, Financial Services, Education and eCommerce are just a few of the industries that require tools to protect private information and to restrict user access to system settings that can cause down time and require extensive cost and time to repair.

Our strategy is to position NetOFF and Secure PC as critical components to the overall security and privacy posture of organizations in the Healthcare, Financial, Educational, applicable corporate industries and government agencies. We will continue to market and license these products into the industries in which we have gained a foothold. We will furthermore seek to expand the new customer relationships developed through sales of Hercules to include SecurePC and NetOFF.

OUR PRODUCTS

Hercules

Hercules is an enterprise vulnerability management platform with integrated processes to effectively neutralize security vulnerabilities. Our award-winning Hercules® suite of solutions includes vulnerability remediation, AssetGuard™ for asset discovery and inventory and ConnectGuard™ for endpoint security. Hercules reduces vulnerability remediation time from months to minutes, using the world’s largest library of over 20,000 proven remedies. Hercules supports remediation on multiple operating systems, including Microsoft Windows, UNIX, Linux and Mac OS X; is certified on Windows 2000 and 2003; and we believe that it is the only AVR solution that has achieved Common Criteria Certification, Evaluation Assurance Level 3(“EAL 3”). In addition, Hercules is Open Vulnerability Assessment Language (OVAL) and Common Vulnerabilities and Exposures (CVE) compliant.

Full Control and Automated Flexibility

Hercules allows users full control over the remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities that are detected by industry leading vulnerability assessment tools. Administrators maintain complete control over scheduling remediation, selecting when and which vulnerabilities to be resolved or if desired, remediate on demand. We believe that the ever growing number of vulnerabilities, the increase in the maliciousness of the attacking code and the potential liability from an attack, now requires a twenty-four hour commitment to security management in order to mitigate the risk of data and financial loss. Hercules replaces the time consuming process of patch and security configuration often performed manually, one device at a time. In some cases, customers have used point solutions for patch management or software distribution tools to deploy scripts. However, neither of these tools were designed to be a comprehensive vulnerability management solution that address all five classes of vulnerabilities with access to a library of more than 20,000 tested remedies.

Interoperability

Hercules is interoperable with industry leading vulnerability assessment tools (“Scanners”) including FoundStone® FoundScan Engine™, Harris STAT® Scanner, ISS Internet Scanner®, ISS System Scanner®, ISS SiteProtector®, Microsoft® MBSA, Nessus Scanner, NextaniS SecureScout SP™, Qualys QualysGuard™ Scanner, eEye Retina® Digital Security Scanner, Saint Corp. SAINT® Scanning Engine, Tenable NeWT and nCircle IP360™. The independency of the Scanner and Hercules remediation provides a level of information assurance that is typically attained from a separation of duties. We believe that interoperability with multiple Scanners gives Hercules distinct advantages over other solutions, including:

1.	Hercules allows customers to leverage their existing investment in the vulnerability assessment tools already in use.
2.	Customers have the option to add Scanners for redundancy or to meet specific needs of internal controls and corporate or government mandates.
3.	Interoperability with multiple Scanners provides for the separation of duties - independent assessment followed by independent remediation.
4.	Scan data from multiple Scanners can be aggregated and correlated to specific devices or groups of devices. Remediation can then be scheduled based on the customer’s priority.

Hercules goes beyond rudimentary patch management utilities and systems configuration management solutions. Patch management solutions generally address only software defects. Some patch management solutions have a built-in Scanner that finds only those vulnerabilities which the patch management solution can patch, thereby covering only a small percentage of security breaches on the network and leaving the system susceptible to other vulnerabilities and out of compliance with mandates. Some solutions apply patches indiscriminately without regard to having previously applied the patch. In addition, solutions with built-in Scanners do not meet information assurance requirements for separation of duties, independent assessment and remediation.

Systems configuration management and software distribution solutions were not designed as security solutions and therefore do not address vulnerabilities without a programmer writing scripts for each remediation. This takes time and personnel resources away from network operations. Alternatively, a customer using Hercules does not need to write the remedies to remove a vulnerability. Hercules has a repository of over 20,000 remediation actions that have been thoroughly tested and are available to Hercules customers under the support services agreement.

In addition to the tactical application of remediation actions, Hercules also provides an intuitive framework for managing the remediation process by allowing customers to prioritize and aggregate vulnerability information based upon groups, devices or severity and provides centralized command and control of the entire remediation effort. Hercules utilizes a server for the presentation of the Hercules console and the residence of the remediation action database. The Hercules console is the central point of control for the systems administrator (“SA”) functionality.

Three approaches to Vulnerability Management with Hercules

The first step is for the assessment to take place. Hercules supports three approaches to assessment; top-down (policy enforcement), targeted (action packs), and bottom-up (import scan and remediate, the traditional approach).

Top-down Vulnerability Management

This is a more strategic form of risk reduction provided by the Hercules EVM suite commonly referred to as Policy Management. This approach entails establishing asset and security configuration baselines, then managing deviations from those baselines where vulnerabilities may result. In this approach, vulnerabilities are managed as exceptions from a policy-driven desired state. This requires the Hercules AssetGuard component to capture and manage asset baseline information, and to provide a workflow that spans across the information technology security and operations teams, effectively linking and aligning enterprise security to operational objectives. Further extending the top-down approach is the Hercules ConnectGuard component which provides end point security allowing an organization to control the processing of IT security policy when a device connects to the corporate network.

Targeted Vulnerability Management

This type of risk reduction is new to the Hercules EVM suite with the release of Hercules 3.5. This approach enables IT Security to immediately identify and remediate vulnerabilities on key assets. The Hercules EVM solution leverages detailed IT asset information to rapidly pinpoint devices that are at risk and that require vulnerability remediation or IT policy enforcement. This improves productivity and links remediation to operational objectives by allowing organizations to target only those devices that need remediation to meet their specific IT security policies.

Bottom-up Vulnerability Management

This is essentially the traditional form of risk reduction provided by Hercules, commonly referred to as Scan and Remediate. Using this approach IT Security personnel scans the environment using Vulnerability Assessment tools (Scanners) or services, then remediates the vulnerabilities reported. This approach is driven by security policy requirements to manage the vulnerability state of the environment as a whole, and each component host within that environment, by discovery and remediation. The Hercules EVM solution extends this capability by enabling this process to occur within one centralized solution. Vulnerabilities and remedies are both managed across the IT Security and IT Operations departments while maintaining appropriate separation of duties. By importing vulnerability assessment data from industry-leading scanners, the Hercules EVM solution enables IT Security to normalize, aggregate and prioritize vulnerabilities across the enterprise. Once prioritized, they can be remediated on demand or on a scheduled basis by IT Operations personnel. A vulnerability-centric view pervades this process, removing disconnects among departments regarding scheduling and prioritizing remediation, and providing awareness of critical security problems.

Architecture and Ease of Use

Hercules utilizes a 3-tier architecture to manage and control the remediation process. To illustrate we will use the traditional bottoms up approach discussed above. The first step is for the assessment to take place utilizing any of the supported scanners. Scan data from the vulnerability assessment tools is then imported into the Hercules Server. Second, the systems administrator, or SA will execute a V-Flash update to access, via the Internet, the latest remedies retained in the secured V-Flash server that are continually updated by a team of Citadel security engineers. The secured V-Flash server contains the remedies that are then matched to the vulnerabilities identified by the scanners. During the V-Flash update, the customer also downloads new vendor patches from the vendor sites for storage on the customer’s server. Each patch is downloaded only once and stored for remedial action on the Hercules server thereby reducing the time for deploying a patch. Using the Hercules console, the SA will follow best practices and select the vulnerabilities to be remediated. The SA may remediate all or only selected vulnerabilities. Vulnerability management best practices recommend that vulnerabilities be selected in groups and scheduled for remediation. This best practice allows the SA to manage the process to suit time requirements, system availability and to prioritize the remedy of the vulnerabilities that are of high priority as may be determined by the SA.

Third, once remediation actions have been applied and completed, the SA has the option to run a differential scan to confirm the application of the remediation actions and to set a baseline for the next assessment and remediation process. In addition, detailed reports of the entire process can be run to highlight the number and severity of remediation actions taken, the severity of the vulnerabilities and the vulnerabilities that can only be remediated manually. An example of a remediation action that must be performed manually is a vulnerability that can only be remediated through the acquisition of another license from the vendor or one that requires a user intervention.

Hercules is an enterprise class product that under appropriate licensing may be deployed with vulnerability assessment tools and Hercules consoles anywhere in a network, including across geographies. Access to V-Flash updates is available over the Internet or through offline updates for an additional fee. All communication between the various Hercules endpoints is performed using the industry standard Hypertext Transfer Protocol (“HTTP”) and Simple Object Access Protocol (“SOAP”) protocols.

Vulnerability Intelligence Gathering and the Remedies

A vulnerability is any weakness in system configuration, systems services or software code that may be exploited thereby allowing the running of a malicious code or the unauthorized access by an individual to obtain information or do damage to an organization’s computing environment. An exploit is an identified action in the form of a worm, virus, malware or other software code that has been written by a hacker to attack a specific vulnerability.

Our Remediation Security Group monitors the sources of potential attack information (such as Internet Relay Chat (“IRC”) channels and alerts from our scanning partners) and collects and compiles vulnerability data, creates new remedies and makes them available to our customer base on a routine basis during the term of the customer support agreement. Less than 20 to 30% of vulnerabilities are related to software defects which are repaired by installing a software patch. The remaining 70 to 80% of vulnerabilities are related to unsecured accounts, backdoors, unnecessary services and mis-configurations which collectively with software defects define the five classes of vulnerabilities. These last four classes of vulnerabilities require configuration changes and settings to be revised.

When new vulnerabilities are identified, our team of security engineers known as the Remediation Security Group, researches the possible solutions and writes a remedy for the identified vulnerability. The remedy is then tested before it is made available to our customers. Using V-Flash, our automated delivery mechanism, the customer can download the new remedies through the Hercules server to provide their networks access to the latest source of remedies available. In addition to delivering new remedies, our Remediation Security Group also continually monitors and updates research information and URL links for patches and related content to ensure that all links and research material are timely and relevant.

In addition to V-Flash delivered remedies, Hercules provides the functionality for customers to write their own remedies or customize existing remedies using a graphical interface. This interface provides all the power and flexibility in writing remedies that is available to Citadel’s in-house security team. Using this feature, our customers can develop and deliver remedies for custom applications. Our Remediation Security Group has used this capability to create baseline configurations such as the organization known as SANS (an acronym for SysAdmin, Audit, Network, Security) and National Security Agency (“NSA”) Guides or other configuration guideline standards. These configuration templates ship with the Hercules product.

Hercules Certifications

The Common Criteria (“CC”) certification project was developed by the United States, Canada and Europe to establish a set of international standards for information security products that became ISO International Standard 15408 in 1999. The United States is represented within the CC Project by the National Information Assurance Partnership (“NIAP”), a joint National Institute of Standards and Technology (“NIST”) and NSA project. The CC provides a comprehensive, rigorous method for specifying security functionality and assurance requirements for IT security products (or classes of products).

On January 1, 2001, the federal government issued a policy stating that preference was to be given to the acquisition of Commercial Off-The-Shelf (“COTS”) Information Assurance (“IA”) IT products (to be used on systems entering, processing, storing, displaying, or transmitting national security information) which had been evaluated and validated, as appropriate, in accordance with:

•	The International Common Criteria for Information Security Technology Evaluation Mutual Recognition Arrangement;
•	The National Security Agency (NSA) /National Institute of Standards and Technology (NIST) National Information Assurance Partnership (NIAP) Evaluation and Validation Program; or
•	The NIST Federal Information Processing Standard (FIPS) validation program.

Effective July 1, 2002, the federal government issued a policy stating that the acquisition of all COTS IA and IA-enabled IT products to be used on the systems specified above would be limited only to those which have been evaluated and validated in accordance with the criteria, schemes, or programs specified by CC, NIAP or FIPS.

Recognizing that CC certification was required for defense department agencies to purchase IT security products, Hercules was registered for Common Criteria evaluation in March 2003. Products undergoing Common Criteria testing are required to have an independent lab certify the product. The testing is done according to strict criteria and designated an evaluation assurance level (“EAL”). The Hercules product achieved EAL 3 certification through Electronic Warfare Associates - Canada, Ltd (“EWA”) on March 1, 2004. Citadel has a continuous maintenance program with EWA to ensure future updates and revisions are reviewed and re-evaluated as needed. At December 31, 2004, we were not aware of any customer or market requirements to achieve CC certifications above our present certification of EAL 3, therefore we do not expect to seek a higher level of CC compliance; however, as major versions of the product are planned in the future we will consider the need to increase the level of compliance which is appropriate to the then current installed customer base or a potential group of new customers. In June 2005, we submitted our latest  release of Hercules to EWA for continuing EAL 3 certification.

Hercules has undergone testing at the US Army’s Information Systems Engineering Command, Technology Integration Center (“TICLabs”) at Ft. Huachuca, Arizona. TICLabs performs independent product evaluations and evaluated the functionality, manageability and security of Hercules that would be applicable and valuable to the Department of Defense. Hercules was put through a rigorous set of test requirements, passing each of the requirements tested. TICLabs concluded that Hercules performed as expected and automates the remediation process as represented in the technical specifications.

Hercules achieved certification for installation on Windows Server 2000 and 2003 Standard Editions to support remediation of those environments. This certification demonstrates to customers that Hercules provides the highest levels of reliability running on Windows and automating the mitigation of vulnerabilities identified on the Windows family of products. In addition, Citadel attained Microsoft Gold Certification Partnership status demonstrating Citadel’s competence on the latest Microsoft technologies and a commitment to delivering high quality solutions for the Windows platform. The Microsoft Gold Certified Partner Program was established to identify Microsoft Certified Partners who have proven their commitment and expertise in building or delivering solutions based on Microsoft technologies. By becoming a Gold Certified Partner, we have once again demonstrated our expertise in the remediation of Windows platforms and will now be able to leverage Microsoft’s referral program to customers looking for a complete vulnerability remediation solution.

Hercules Reporting and Other Features

As with any security product, we believe that reporting and visibility of progress is a key component. Hercules provides full reporting at various levels, including management and technical reports, as well as compliance reports. Hercules provides various trend analysis reports to provide a visual indicator of the progress of remediation based upon pre- and post- remediation scan data. All reports can be reviewed at strategic field levels or accessed via a master console for full view and querying of remediation status and overall risk exposure. Reports are generated through a reporting engine and pull information directly from the Hercules Repository. With the appropriate training, users can create and customize their own reports to fulfill mission critical requirements. All reports can be exported to various formats including PDF, Word, Excel and HTML. In addition to user customizable reports, Citadel offers a range of customization services to provide report capabilities tailored to specific customer requirements. Hierarchical rollup reporting is currently available to customers with a pre-qualified MS SQL environment via a professional services engagement. Hierarchical reporting is expected to be available as a separate component of the Hercules 4.0 release anticipated in the second quarter of 2005.

Remediation compliance is managed by the Hercules agent to prevent vulnerabilities from being re-introduced into the network through common mistakes such as installing software without eliminating its vulnerabilities or changing the configuration of a device. Based upon user defined polling intervals, the Hercules client will revalidate previously resolved vulnerabilities to enable proper compliance of the device. This compliance function allows system administrators the ability to create and maintain custom hardening guides based upon industry standards such as SANS and NSA Guide for Securing Windows 2000, CIS Gold Standard and Microsoft Hardening guides. These hardening templates can be customized to suit the particular work task and security requirements of the device and will be enforced based upon the rules and scheduling set by the administrator. Any changes to the device configuration will be brought back into compliance and have audit reporting associated to indicate what vulnerabilities re-occur over time and on which devices.

Hercules supports role based remediation and policies to selectively enforce which administrators have the right to approve remediation, change or create new remedies and templates and set the enforceability of specific vulnerabilities. These policies leverage the significant security knowledge in a top down management approach allowing policies to be created and maintained by the subject matter experts and distributed and acted upon by the operations personnel.

Hercules is offered to our customers under a perpetual license or under a two year subscription license. As part of the perpetual licensing process for Hercules, we require our customers to enter into a customer support contract whereby the customer receives vulnerability remediation updates through V-Flash. These services are also included under the subscription based license model.

New Version Release

In June 2005 the newest version of Hercules was released for shipment. The Hercules 4.0 Enterprise Vulnerability Management (EVM) Suite is a solution for vulnerability management, security compliance and automated remediation and consists of the following components:

•	Compliance Manager for compliance audits,
•	AssetGuard for asset inventory and security risk assessment,
•	Remediation Manager for vulnerability remediation,
•	ConnectGuard for endpoint security and
•	Enterprise Reporting Manager for enterprise-wide reporting.

Hercules 4.0 software is available in an Enterprise Software format for large enterprises or on a hardware appliance for small to medium enterprises or smaller operating units of large enterprise organizations. Each format contains the same features and functionality that may be licensed individually or all together, however Compliance Manager is required to operate Remediation Manager.

Compliance Manager

Compliance Manager provides a network security policy audit and compliance management capability in one solution. Compliance Manager contains automated processes to identify workstations and servers in a network, creates an inventory of the hardware, software and services on the identified devices, and then executes a compliance audit on those devices by comparing device level security settings against the expected security policy for those networked assets. In addition, Compliance Manager ships with pre-defined policy templates with configuration guidelines established by security bodies that address the requirements of government legislation and industry standards, such as Sarbanes-Oxley and GLBA. The templates provide systems administrators with an out-of-the-box capability to perform a compliance audit to determine whether vulnerabilities exist on the networked devices as well as reporting on the compliance status of those devices. The solution also calculates the overall risk rating for each device by correlating and measuring user assigned risk values for business impact and technical asset value with the existence of harmful vulnerabilities. By understanding a network’s compliance status with security policies coupled with its risk rating, IT management can make informed decisions about what actions, if any, to take to improve system security.

Remediation Manager

Remediation Manager automates the processes for removing vulnerabilities and enforcing security policy compliance. This software solution manages many aspects of compliance enforcement and automated vulnerability remediation (AVR), including execution of compliance audits (in conjunction with Compliance Manager), the remediation of discovered vulnerabilities and the enforcement of IT security policies. Remediation Manager automatically coordinates the remediation technologies and processes needed to reduce the systems risk created by each major class of vulnerability, and offers role-based security, detailed reports, and a dashboard visualization of remediation activities.

Enterprise Reporting Manager

Enterprise Reporting Manager is an optional component that enables enterprise-wide reporting across multiple Hercules servers.

Hercules Security Appliance

A new security appliance product powered by Hercules was released for shipment in June 2005. The Hercules Security Appliance provides a vulnerability management solution to the small and mid-sized businesses that was not completely addressed by our prior versions of Hercules. Small to mid-sized businesses desire plug-and-play security solutions that are simple and quick to deploy. The Hercules Security Appliance was developed to address this market requirement. We believe that this product offering will change the way smaller organizations acquire vulnerability management software thereby enabling them to proactively protect their networks from cyber security threats and vulnerabilities and helping them achieve compliance with internal security policies and external mandates.

The Hercules Security Appliance is comprised of the same components as the enterprise software version including Compliance Manager, Remediation Manager, AssetGuard, and ConnectGuard. Each component may be licensed individually or in the aggregate however, Compliance Manager is required to operate Remediation Manager. Enterprise Reporting Manager is also available as an add on component.

ConnectGuard

Laptops and desktop machines that have become disconnected from the network represent a security threat when they attempt to reconnect. ConnectGuard, a separate component of Hercules, provides endpoint security by quarantining remote and local machines before allowing them to reconnect to the network, checking for security policy compliance, and applying remedies to out of compliance machines before releasing the quarantine and allowing network access. By preventing infected devices from gaining access to the network, ConnectGuard provides the ability to defend against recurring cyber threats, and provide a more secure environment as devices disconnect and reconnect to the network.

One of the key benefits of ConnectGuard is its flexible administration and control capabilities. ConnectGuard can be enabled for individual devices, groups of devices, or servers. Administrators may set network access policy for any protected device connecting either to the Hercules network or a foreign network. Foreign networks are typically those accessed in hotels, airports, or Internet cafes, through wireless networks or home via an Internet service provider. Administrators may also allow users to override ConnectGuard, giving them the option to connect to the corporate network or a foreign network without quarantine or remediation.

AssetGuard

Networks are comprised of various types of devices and knowing exactly what is installed on these devices helps the security administrator to react quickly to the emergence of new vulnerabilities. AssetGuard is a comprehensive, easy-to-use solution to discover, inventory and protect the workstation and server devices on a network.

A component of Hercules, AssetGuard provides the ability to collect detailed workstation and server device information and store that information in the Hercules database repository. By providing complete inventory data on network connected workstations and servers, AssetGuard enables the administrator to perform detailed queries to rapidly identify devices that need vulnerability remediation or configuration policy enforcement. The detailed data collected allows the administrator to target devices for vulnerability remediation or configuration policy enforcement based on specific attributes, such as a common operating system, patch level or configuration.

By comparing inventory data from a baseline to a current or historical snapshot, AssetGuard enables security administrators to identify changes to hardware, software or services running on network connected devices that might impact the security of the network. AssetGuard leverages comprehensive device information to provide a strategic advantage when responding to critical IT security vulnerabilities. AssetGuard mitigates the immediate threat of a newly emerging vulnerability by targeting only those devices that need remediation or security configuration changes to meet security configuration policies.

New Pricing Model Introduced

With the release of Hercules 4.0 in June 2005 we introduced a new pricing model for the Hercules Security Appliance and the Hercules Enterprise Software options. Compliance Manager may be licensed and priced separately from Remediation Manager, or they may be licensed and priced together under suite pricing. The suite list price is generally less than the aggregate of the individual component prices.

There are several ways to license and price Hercules 4.0 that apply either to the Enterprise Software or the Security Appliance options. Any combination of the following pricing alternatives may be chosen by the customer for each component or as a suite. Volume discounts are available for quantity licensing.

Usage Based pricing combines a flat monthly service fee with a “pay as you use” transaction price for each compliance check and each remediation executed. This offers the customer a low cost of entry and a manageable usage fee based on the number of transactions executed during a billing period, typically a month. Customer support services, telephone support and access to VFlash remedies, is included in the usage based pricing. Twenty-four hour support services are available for an additional fee based on a percentage of the transaction fee.

Subscription pricing in 1 to 3 year increments (paid annually or monthly) may be selected for any of the Hercules components either as enterprise software or on the appliance. Pricing varies by the number of devices in the customer's network. Subscription pricing offers the customer a flat monthly fee that fits within the customer's operating budget constraints. Standard customer support services, telephone support and access to VFlash remedies is included in the subscription pricing. Twenty-four hour support services are available for an additional fee based on a percentage of the subscription fee.

Perpetual License pricing is a one-time perpetual license fee for Hercules delivered either as enterprise software or on the appliance. Perpetual license pricing offers the customer complete control and maximum usage of the software with a fixed one-time license fee. Appliance pricing is based on increments of 500, 1000 or 1500 networked devices. Multiple appliances may be licensed for customers with networked above 1500 devices who desire the appliance format in their network architecture. Enterprise software under a perpetual license fee is based on the number of networked servers and workstations within a customer's network with prices set in device ranges of 1,500 to 5,000, 5,001 to 10,000, and 10,001 to 25,000 devices. Enterprises with over 25,000 networked devices fall into pricing for enterprise-wide licensing which is based upon the topology and geography of the enterprise-wide network. Perpetual license customers are required to add customer support services for telephone support and V-Flash remedies at list prices ranging from 20% to 30% of the perpetual license fee.

Secure PC

Secure PC provides advanced features that allow security administrators to create, manage and deploy security policies for Windows computing environments. Secure PC establishes user and group profiles to enforce workstation and server security policies from a single point of control. These security policies can be configured to prevent changes to system settings and installation of unauthorized software. Secure PC “hardens” system files as a first line of defense against viruses, malicious code and unauthorized access or theft of confidential information. Hardening of files is crucial to defending against intentional and unintentional security breaches.

Secure PC offers support for computers running Microsoft Windows versions 95, 98, ME, NT, 2000 and XP. Its advanced set of features allows administrators to apply security policies to users or groups of users within an organization. We sell this product in two configurations, Secure PC Workstation and Secure PC Network. Secure PC Workstation is designed for home, educational or commercial non-networked computers. Secure PC Network is designed for environments with multiple computers connected to a Windows or Novell network. The network version of Secure PC has been designed to scale dynamically within network environments ranging from departmental local area networks (LANs) to global wide area network (WAN) capacity and includes tools that provide remote installation and configuration of the Secure PC client software. Additional benefits include File and Folder Access Control, Prevent Un-Authorized Software Installation and Application Control. Secure PC is offered to our customers under a perpetual license.

NetOFF

NetOFF allows administrators to secure unattended workstations from unauthorized access. A PC that stays connected to a network while users attend meetings - or leave the office for the night - is a wide-open door to the network. Customer files, patient records, classified information and proprietary documents are open to disclosure and theft through unattended PCs. With NetOFF, unattended PCs are a reduced security risk.

NetOFF is designed to protect a network by shutting down unattended client PCs automatically after a specified period of inactivity. Through NetOFF, administrators can define policies that trigger a graceful logoff of unattended or inactive workstations. Through a graceful logoff, all user data is saved, applications are closed and workstations are logged off the network. Network administrators may also use NetOFF to shut down PCs to enhance backup operations or assist with the distribution of new software and anti-viral updates. NetOFF is available for Windows operating environments including Windows 2000, Windows 2003 and Windows XP desktop PCs. NetOFF is offered to our customers under a perpetual license.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of common stock sold pursuant to this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we would receive approximately $4,993,598 if all of the warrants are exercised. These funds would be used for general corporate purposes.

SELLING STOCKHOLDERS
The following table sets forth information regarding the current beneficial ownership of our common stock by the selling stockholders and the as adjusted beneficial ownership by the selling stockholders, giving effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of August 1, 2005 and the percentage of ownership shown in the table is based on 29,845,730 shares of common stock issued and outstanding as of August 1, 2005. All information contained in the table below is based on information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. No selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years, except as indicated under the caption “Material Relationships with Selling Stockholders” following the table.

SHARES BENEFICIALLY OWNED PRIOR TO OFFERING

			SHARES BENEFICIALLY OWNED AFTER THE OFFERING (2)
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES	SHARES BEING OFFERED(1)	NUMBER	% OF CLASS
Satellite Strategic Finance Associates, LLC (3) (4)	8,152,516	3,104,516	4,848,000	14.8%
Satellite Strategic Finance Partners, Ltd. (5)	4,218,065	4,218,065	0	0%
Comerica Incorporated (6)	27,931	27,931	0	0%
CEOCast (7)	110,000	110,000	0	0%
	12,508,512	7,460,512	4,848,000	14.8%

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion or, or dividends upon, the Series B Convertible Preferred Stock and upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(2) We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. Because the selling stockholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3) Shares held by Satellite Strategic Finance Associates LLC include (i) 1,848,000 shares of common stock, (ii) 3,000,000 shares of common stock issuable upon conversion of 15,000 shares of Series A Convertible Preferred Stock issued February 10, 2004, (iii) 1,200,000 shares of common stock underlying warrants issued on May 9, 2005, (iv) 1,503,226 shares of common stock issuable upon conversion of 2,330 shares of Series B Convertible Preferred Stock issued May 9, 2005, and (v) 601,290 shares of common stock underlying warrants issued on May 9, 2005. The discretionary investment manager of Satellite Strategic Finance Associates, LLC is Satellite Asset Management, L.P. ("SAM"), and the controlling entity of SAM is Satellite Fund Management, LLC ("SFM"). Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin are the managing members of  SFM and have sole voting and investment power over these shares. Messrs. Rosenblatt, Sonnino and Nechamkin disclaim beneficial ownership of these shares.

(4) Shares being offered include (i) 1,503,226 shares of common stock issuable upon conversion of 2,330 shares of Series B Convertible Preferred Stock issued May 9, 2005,  (ii) 601,290 shares of common stock underlying warrants issued on May 9, 2005, and (iii) 1,000,000 shares of common stock underlying warrants issued on May 9, 2005 in exchange for warrants issued on February 10, 2004.

(5) Shares held and being offered by Satellite Strategic Finance Partners, Ltd. include (i) 3,012,903 shares of common stock issuable upon conversion of 4,670 shares of Series B Convertible Preferred Stock issued May 9, 2005 and (ii) 1,205,162 shares of common stock underlying warrants issued on May 9, 2005. The discretionary investment manager of  Satellite Strategic Finance Partners, Ltd. is Satellite Fund Management, L.P. ("SAM"), and the controlling entity of SAM is Satellite Fund Management, LLC ("SFM"). Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin are the managing members of SFM and have sole voting and investment power these shares. Messrs. Rosenblatt, Sonnino and Nechamkin disclaim beneficial ownership of these shares.

(6) Shares being offered include 27,931 shares underlying warrants issued in connection with the Loan and Security Agreement between Citadel and Comerica Bank, as amended. This selling stockholder is an affiliate of registered broker-dealer. At the time this selling stockholder acquired these securities, it (i) was an affiliate of a broker-dealer, (i) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(7) Michael Wachs, CEO of CEOCast, has sole voting of investment power over these shares. Mr. Wachs disclaims beneficial ownership of these shares.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

1. Series A 5% Convertible Preferred Stock Private Placement in February 2004

On February 10, 2004, we closed a private placement (the “Series A Private Placement”) for $15 million consisting of 15,000 shares of our Series A 5% Convertible Preferred Stock (the “Series A Shares”) convertible into 3 million shares of our common stock, and Warrants to purchase 1.2 million shares of our common stock, in a private placement to Satellite Strategic Finance Associates, LLC, an accredited investor, under Rule 506 under Regulation D of the Securities Act of 1933, as amended.
We have filed another registration statement relating to the resale by the selling stockholders named in that registration statement of the shares of our common stock underlying the Series A Shares and related warrants (SEC file no. 333-113922), and these shares are not included in the registration statement of which this prospectus is a part.

The material terms of the Series A 5% Convertible Preferred Stock follow:

Maturity Date/Liquidation Preference/Dividend Payment Dates/Dividend Rate

The Series A Shares mature on February 10, 2008. The Series A Shares have a liquidation preference in an amount equal to their stated value of $1,000 per share plus accrued and unpaid dividends. Dividends in the amount of 5% per year are payable quarterly in arrears on April 1, July 1, October 1 and January 1, beginning on April 1, 2004. Dividends are payable in cash, or, if certain conditions are met, in shares of Citadel's common stock at a rate of 6% per year.

In connection with the sale and issuance of the Company’s Series B Convertible Preferred Stock (the “Series B Private Placement”), the holder of Series A Shares has agreed to waive the dividend preference until stockholder approval of the Series B Private Placement is obtained, and, if stockholder approval is obtained and the second closing of the Series B Private Placement takes place, the 5% dividend preference will be removed from the Series A Shares. We obtained stockholder approval to remove the 5% dividend preference of the Series A Shares at our annual meeting held in July 2005.

Conversion

The Series A Shares are convertible at the option of the holder at any time prior to maturity into shares of common stock of the Company, initially at a conversion price of $5.00 per share, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the conversion price, on weighted average basis. The holder of the Series A Shares agreed to waive the conversion price adjustment to the Series A Shares that would otherwise be occasioned by the Series B Private Placement; however, as a condition to the second closing of the Series B Private Placement, the Company must adjust the conversion price of the Series A Shares from $5.00 to $3.00 (but with no further adjustment for the Series B Private Placement). We obtained stockholder approval to lower the conversion price of the Series A Shares from $5.00 to $3.00 at our annual meeting held in July 2005.

Citadel may require that a specified amount of the Series A Shares be converted if (i) the registration statement covering the underlying shares of common stock has been declared effective and is available to the holder, and shall cover the number of registrable securities required by the Registration Rights Agreement; (ii) the common stock shall be listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange and trading in the common stock on such market or exchange shall not have been suspended; (iii) no mandatory redemption event referred to below has occurred; and (iv) the Closing Bid Price shall be equal to at least 175% of the Conversion Price then in effect (subject to adjustment for stock splits, stock dividends and similar events). The maximum aggregate amount of the Series A Shares that Citadel may require to be converted at any one time is an amount that is less than 4.99% of Citadel's outstanding common stock.

Mandatory Redemption at Holder's Option Upon Certain Events

A holder may require Citadel to repurchase such holder's Series A Shares in cash at 101% of the stated value of the Series A Shares, plus accrued but unpaid dividends, if any, if a Mandatory Redemption Event occurs, including the following: (a) the Company fails to issue shares of common stock to the Holder and deliver certificates representing such shares to the Holder as and when required upon conversion of any Series A Shares, or as and when required by the terms of a Warrant upon exercise of such Warrant, and such failure continues for ten business days; (b) the Company fails to file the registration statement covering the shares issuable upon conversion of the Series A Shares or upon exercise of the Warrants on or before 30 days after closing, or (c) certain change of control events occur.

The Warrant to purchase 1.2 million shares of our common stock at an initial exercise price of $5.15 issued in the Series A Private Placement was exchanged for a warrant to purchase 1.2 million shares of our common stock at an initial exercise price of $1.75 on May 9, 2005 (the “Exchange Warrant”) as part of the initial closing of the Series B Private Placement. The Exchange Warrant contains the following material terms:

Exercise
The Exchange Warrant entitles the holder initially to purchase 1,000,000 shares of common stock at an initial exercise price of $1.75, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the exercise price of the warrant. The Exchange Warrant became exercisable for an additional 200,000 shares of our common stock upon obtaining stockholder approval for the Series B Private Placement in July 2005.

Term

The warrant has a 10-year term and is exercisable (in whole or in part) at any time on or before May 9, 2015.

2. Series B Convertible Preferred Stock Private Placement in May 2005

On May 9, 2005, we entered into agreements with Satellite Strategic Finance Associates, LLC, the beneficial owner of more than 5% of our outstanding shares of common stock, and Satellite Strategic Finance Partners, Ltd. related to a private placement for up to $11 million, consisting of up to 11,000 shares of Series B Convertible Preferred Stock (the “Series B Shares”), convertible into approximately 7.1 million shares of common stock at the initial conversion price of $1.55, and Warrants (“Warrants”) to purchase approximately 2.8 million shares of common stock of Citadel at an initial exercise price of $1.75 per share, in a private placement (the “Series B Private Placement”) to accredited investors under Regulation D of the Securities Act of 1933, as amended. In addition, Citadel and Satellite Strategic Finance Associates, LLC, the beneficial owner of more than 5% of our outstanding shares of common stock, and Satellite Strategic Finance Partners, Ltd. entered into an Exchange Agreement where Citadel agreed to exchange a warrant to purchase 1.2 million shares of common stock issued to Satellite Strategic Finance Associates, LLC, the beneficial owner of more than 5% of our outstanding shares of common stock, and Satellite Strategic Finance Partners, Ltd. in connection with the sale of Series A Convertible Preferred Stock for a new warrant (the “Exchange Warrant”) to purchase up to 1.2 million shares of common stock at an initial exercise price of $1.75 per share. On May 9, 2005, Citadel completed the sale to the investors of $7 million of the Series B Shares (convertible into approximately 4.5 million shares of common stock at the initial conversion price) and Warrants to purchase approximately 1.8 million shares of common stock. 1 million shares of the Exchange Warrant were immediately exercisable.

Citadel has a put option to sell to the investors up to an additional $4 million of Series B Shares (convertible into approximately 2.6 million common shares) and warrants to purchase approximately 1 million shares of common stock at an exercise price of $1.75 per share, upon satisfaction of certain milestones, including shareholder approval, which Citadel obtained at its annual meeting held in July 2005, as well as effectiveness of the registration statement of which this prospectus forms a part and a closing minimum bid price per share of $1.30. Because shareholder approval has been obtained, the remaining 200,000 shares under the Exchange Warrant are exercisable.

The agreements also required that Citadel use its best efforts to obtain stockholder approval for the possible issuance of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding on the closing date (as a result of possible adjustment to the conversion price), as required under the applicable listing requirements of the Nasdaq SmallCap Market, to increase its authorized number of shares common stock to 100,000,000, and to amend the Certificate of Designations of its Series A Preferred Stock to reduce the conversion price from $5.00 to $3.00.  These approvals were obtained in July 2005. The holder of the Series A Preferred Stock has agreed to waive the dividend requirements of the Series A Preferred Stock.

This prospectus includes only the 4,516,129 shares of common stock underlying the 7,000 Series B Shares and the 1,806,452 shares of common stock underlying the warrants issued at the initial closing on May 9, 2005. The shares of common stock underlying the Series B Shares and related warrants, if any, to be issued at the put option closing will be registered in a subsequent registration statement.
The material terms of the Series B Convertible Preferred Stock follow:

Liquidation Preference

The Series B Shares have a liquidation preference in an amount equal to their stated value of $1,000 per share and are pari passu securities with the Series A Shares. The Series B Shares do not accrue dividends (unless Citadel declares dividends on its common stock).

Maturity

The Series B Shares mature on May 9, 2008. Upon maturity, the company will pay the holders of Series B Shares cash equal to the aggregate liquidation preference of the Series B Shares, or, if certain conditions are met, the Company may pay the holders in shares of Common Stock.

Conversion

The Series B Shares are convertible at the option of the holder at any time prior to maturity into shares of common stock of the Company, initially at a conversion price of $1.55 per share, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the conversion price, on a full ratchet basis. The Company has agreed not to issue any of its equity securities at a price below the market price on May 9, 2005 until shareholder approval of the transactions is obtained.

Citadel may require that a specified amount of the Series B Shares be converted if (i) the registration statement covering the underlying shares of common stock has been declared effective and is available to the holder, and shall cover the number of registrable securities required by the Registration Rights Agreement; (ii) the common stock shall be listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange and trading in the common stock on such market or exchange shall not have been suspended; (iii) no mandatory redemption event referred to below has occurred; and (iv) the Closing Bid Price shall be equal to at least 200% of the Conversion Price then in effect (subject to adjustment for stock splits, stock dividends and similar events). The maximum aggregate amount of the Series A Shares that Citadel may require to be converted at any one time is an amount that is less than 4.99% of Citadel's outstanding common stock.

Mandatory Redemption at Holders’ Option Upon Certain Events

A holder may require Citadel to repurchase such holder's Series B Shares in cash at 101% of the liquidation preference of the Series B Shares if a Fundamental Change occurs, including the following: (a) any representation or warranty of the Company made in the transaction documents fails to be true and correct in all material respects, (b) the Company fails to perform in all material respects its covenants and agreements in the transaction documents, or (c) a liquidation event occurs. If a change of control occurs, a holder may require Citadel to repurchase such holder's Series B Shares in cash at 120% of the liquidation preference.

Voting Rights

The Series B Shares are generally non-voting securities, except for certain protective provisions where the holders of Series B Shares are entitled to vote as a separate class.

The Warrants contain the following material terms:

Exercise

The Warrants issued in connection with the Initial Closing entitle the holders to purchase up to 1,806,452 shares of Common Stock at an initial exercise price of $1.75, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the exercise price of the Warrants.
The Exchange Warrant issued in connection with the Initial Closing entitles the holders to purchase up to 1 million shares of Common Stock at an initial exercise price of $1.75, subject to adjustment upon certain events, including as a result of the sale of equity securities by the Company at a price below the exercise price of the Exchange Warrant. Because shareholder approval has been obtained, the Exchange Warrant is exercisable for an aggregate of 1.2 million shares of Common Stock.

In connection with the put option, Citadel has agreed to issue to the investors warrants to purchase approximately 1 million additional shares of common stock at an exercise price of $1.75 per share.

Term

The Warrants issued on May 9, 2005 are exercisable (in whole or in part) at any time on or before May 9, 2015. Any additional Warrants issued if the Company exercises its put option will have a similar 10-year term.

Registration Rights

Under a Registration Rights Agreement, the Company has agreed to (1) file with the Securities and Exchange Commission a shelf registration statement covering the resale of the shares of Company common stock issuable upon conversion of the Initial Series B Shares and exercise of the Initial Warrants within 30 days of the Initial Closing and (2) use its reasonable best efforts to cause the shelf registration statement to become effective within 120 days of the closing. The Company will be required to make certain payments to the holders of the Series B Shares and the Warrants if these deadlines are not met or the shelf registration statement is otherwise unavailable for the resale of the securities. Citadel has made similar commitments with respect to the additional Series B Shares and Warrants to be issued in connection with the Put Option. The Company has agreed that it will not issue any additional equity securities, subject to certain exceptions including shares issued under the Company's 2002 Stock Incentive Plan, as amended, until the later of (a) 30 days after the registration statement(s) covering the shares of common stock issuable upon conversion of the Series B Shares and exercise of the Warrants is effective, or (b) 90 days after the last closing under the Securities Purchase Agreement occurs.

3. Loan and Security Agreement with Comerica Bank

On April 15, 2004 the Company completed a Loan and Security Agreement (the “Original Agreement”) with Comerica Bank (“Comerica”), securing credit lines aggregating $3,500,000. Of this amount, $750,000 was a revolving line of credit which if used would be secured by accounts receivable defined in the Original Agreement. The remaining $2,750,000 credit line was available in two tranches to fund capital equipment expenditures through December 31, 2004. These loans are secured by the capital equipment acquired with the proceeds of the borrowings as well as a pledge of substantially all of the Company's assets, including its intellectual property. Citadel used the full amount of the $2,750,000 credit line to fund capital expenditures during 2004.

Under the terms of the Original Agreement Comerica received warrants to purchase 9,881 shares of common stock at an exercise price of $5.06 per share.

Citadel and Comerica entered into a First Amendment to Loan and Security Agreement (the “First Amendment”), pursuant to which Comerica and Citadel agreed to amend the Original Agreement to convert $750,000 of available indebtedness under the Original Agreement from revolving indebtedness to equipment financing. Comerica advanced this $750,000 to Citadel on December 31, 2004.

In March 2005, Citadel entered into a Second Amendment to the Loan and Security Agreement (the “Second Amendment “) with Comerica. Comerica and Citadel agreed to revise the loan agreement's covenants to bring them more in line with Citadel's operations. Under the Second Amendment, Citadel and Comerica agreed to modify the original loan agreement's financial covenants, including a liquidity ratio test, EBITDA requirement and a minimum cash balance. The Company is required to maintain its cash balances at Comerica and to meet certain financial, non-financial and other affirmative and restrictive covenants, including liquidity ratio, EBITDA requirement and minimum cash balance. The other material terms of the credit facilities, including interest rate, security, and final maturity, remained the same as under the original loan agreement.
Under the terms of the Second Amendment Comerica received additional warrants for 18,050 shares of common stock at an exercise price of $1.79 per share. Comerica has transferred its warrants to Comerica Incorporated.

In June 2005, Citadel entered into a Third Amendment to the Loan and Security Agreement (the "Third Amendment") with Comerica. Under the Third Amendment, Citadel and Comerica agreed to delete the amended loan agreement's remaining financial covenants. Under the Third Amendment, Citadel and Comerica agreed to modify the original loan agreement's financial covenants to require the Company to maintain its minimum cash balance at $1,000,000 and eliminating the liquidity ratio test and EBITDA requirements. The other material terms of the credit facilities, including interest rate, security, and final maturity, remained the same as under the original loan agreement.

4. CEOCast

Citadel issued CEOCast 110,000 shares of common stock in connection with investor relations services performed, pursuant to a Consultant Agreement dated October 24, 2003 and June 6, 2005, between Citadel and CEOCast. The Consultant Agreement provides for a term of six months, a $7,500 monthly cash payment, and the issuance of 110,000 shares of our common stock included in this prospectus. The shares were valued at $88,000.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this Prospectus is a part, and file a Prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

PROSPECTUS DELIVERY.

Since each of selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

●	the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

●	the aggregate amount and type of securities being offered;

●	the price at which the securities were sold and other material terms of the offering;

●
any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

●	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Wood & Sartain, LLP, Dallas, Texas.

EXPERTS

The financial statements as of and for the years ended December 31, 2004 and 2003, incorporated in this prospectus by reference from Citadel's Annual Report on Form 10-KSB for the year ended December 31, 2004, have been audited by KBA Group LLP, independent registered accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The documents we incorporate by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

The following documents which we have filed with the Commission (File No. 000-33491) pursuant to the Exchange Act of 1934 are incorporated herein by reference:

1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including any documents or portions thereof incorporated by reference therein;

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, including any documents or portions thereof incorporated by reference therein;
3. Our Current Reports on Form 8-K filed on March 4, March 9, May 10, June 24, July 1 and July 25, 2005;

4. Our definitive proxy statement for the 2005 annual stockholders meeting filed on June 8, 2005; and

5. The description of our common stock under the caption “Description of Capital Stock “ included in the Company's Registration Statement on Form 10-SB/A, filed on April 22, 2002 with the Securities and Exchange Commission under Section 12 of the Exchange Act, as amended, including any amendment or report filed for the purpose of updating such description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated in this prospectus by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). Requests for documents should be directed to Steven B. Solomon, our CEO, at Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240, (214) 520-9292.

AVAILABLE INFORMATION

We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document.

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov./edgar.html.

We make available, free of charge, through our investor relations web site our reports on Forms 10-KSB, 10-QSB, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after they are filed with the SEC. Also available through our investor relations web site are reports filed by our directors and executive officers on Forms 3, 4 and 5, and amendments to those reports. The URL for our investor relations web site is www.citadel.com/investor.asp.

Available on our web site at www.citadel.com are: (i) our charters for the Audit and Compensation Committees of our board of directors; (ii) our Code of Business Conduct; and (iii) the company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. Stockholders may request copies of these documents by writing to Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240, Attention: Investor Relations.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

INDEMNIFICATION

Our Certificate of Incorporation and bylaws and Section 145 of the Delaware General Corporation Law, allow, and in some cases require, the indemnification of directors and officers under some circumstances, grant our directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Citadel or (ii) by reason of the fact that, while they are or were directors or officers of Citadel, they are or were serving at the request of Citadel as a director, officer or employee of another enterprise. Citadel's bylaws further provide that an advancement for any such expenses shall only be made upon delivery to Citadel by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Citadel.

INDEMNIFICATION AGREEMENTS

We have also entered into indemnification agreements with some of our directors and officers. These agreements require us to indemnify these directors and officers with respect to their activities as directors or officers of Citadel or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Citadel. We have agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Citadel exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Citadel; and (vi) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Citadel with respect to suits or proceedings arising out of acts or omissions during his service to Citadel. Each indemnitee will agree to notify Citadel promptly of any proceeding brought or threatened and not to make any admission or settlement without Citadel's consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS LIMITATION ON LIABILITY OF DIRECTORS

Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, Article X of Citadel's certificate of incorporation (Article X) eliminates the personal liability of Citadel's directors to Citadel or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as it may hereafter be amended. Under the Delaware General Corporation Law as in effect on the date hereof, Citadel's directors remain liable for (i) any breach of the duty of loyalty to Citadel or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances and (iv) any transaction from which directors derive an improper personal benefit. Article X provides that any future repeal or amendment of its terms (including any amendment or repeal of Article X made by virtue of any change in the Delaware General Corporation Law) will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
PROSPECTUS

_____ __, 2005

PART II

Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:
SEC Registration Fee	$1,421.88
Printing and Engraving Expenses	$0.00
Legal Fees and Expenses	$60,000.00
Accounting Fees and Expenses	$3,000.00

Total	$64,421.88

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

We have also entered into indemnification agreements with some of our directors and officers. These agreements require us to indemnify these directors and officers with respect to their activities as directors or officers of Citadel or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Citadel. We have agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Citadel exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Citadel; and (vi) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Citadel with respect to suits or proceedings arising out of acts or omissions during his service to Citadel. Each indemnitee will agree to notify Citadel promptly of any proceeding brought or threatened and not to make any admission or settlement without Citadel's consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Citadel (filed herewith).
4.1	Warrant to Purchase Common Stock issued to the purchasers (filed as Exhibit 4.1 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)
4.2
Exchange Agreement dated as of May 9, 2005 between the Company and Satellite Strategic Finance Associates, LLC (filed as Exhibit 4.3 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)

4.3
Series C Warrant to Purchase Common Stock issued to Satellite Strategic Finance Associates, LLC (filed as Exhibit 4.4 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)

4.4
Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock (filed as Exhibit 3.1 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)

4.5
Registration Rights Agreement between the Company and the entities whose name appears on the signature pages thereof (filed as Exhibit 4.2 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)

4.6	Loan and Security Agreement between Citadel and Comerica Bank (filed as Exhibit 10.1 to the Form 10-QSB filed by the Company on May 13, 2004 and incorporated by reference herein)
4.7	Intellectual Property Security Agreement between Citadel and Comerica Bank (filed as Exhibit 10.2 to the Form 10-QSB filed by the Company on May 13, 2004 and incorporated by reference herein)
4.8	Form of Warrant to Purchase Stock (filed as Exhibit 10.3 to the Form 10-QSB filed by the Company on May 13, 2004 and incorporated by reference herein)
4.9
First Amendment to Loan and Security Agreement between Citadel and Comerica Bank dated as of December 30, 2004 (filed as Exhibit 99.1 to the Form 8-K filed by the Company on December 30, 2004 and incorporated by reference herein)

4.10
Second Amendment to Loan and Security Agreement between Citadel and Comerica Bank dated as of March 30, 2005 (filed as Exhibit 4.9 to the Form 10-KSB filed by the Company on March 31, 2005 and incorporated by reference herein)

4.11	Third Amendment to Loan and Security Agreement between Citadel and Comerica Bank dated as of June 30, 2005 (filed as Exhibit 99.1 to the Form 8-K filed by the Company on July 1, 2005 and incorporated by reference herein).
4.12	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Citadel (filed herewith).
10.1
Securities Purchase Agreement, dated as of May 9, 2005, among Citadel and the purchasers identified therein (filed as Exhibit 10.1 to the Form 8-K filed by the Company on May 10, 2005 and incorporated by reference herein)

10.2	Consulting Agreement, dated as of June 6, 2005, among Citadel and CEOCast Inc. (previously filed)
5.1	Opinion of Wood & Sartain, LLP regarding legality of securities
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wood & Sartain, LLP (included in the opinion filed as Exhibit 5)
24.1	Power of Attorney (included on signature page to Registration Statement)

ITEM 17. UNDERTAKINGS

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(I) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of August, 2005.

Citadel Security Software Inc.

By:	/s/ Steven B. Solomon
Steven B. Solomon, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Steven B. Solomon or Richard Connelly, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ STEVEN B. SOLOMON	President, Chief Executive Officer and	August 1, 2005
Steven B. Solomon	Director
(Principal Executive Officer)

/s/ RICHARD CONNELLY	Chief Financial Officer	August 1, 2005
(Principal Financial
Richard Connelly	and Accounting Officer)

Director
Joe M. Allbaugh

/s/ *	Director	August 1, 2005
Chris A. Economou

/s/ John Leide	Director	August 1, 2005
Major General (Ret.) John Leide

/s/ Mark S. Rogers
Mark S. Rogers	Director	August 1, 2005

* Steven B. Solomon was appointed the lawful attorney-in-fact with power and authority to execute this Amendment No. 1 to the Registration Statement on behalf of the directors indicated above, pursuant to the power of attorney incorporated into the signature page at the time of the initial filing of the registration statement.